                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       System Software Associates, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                       SYSTEM SOFTWARE ASSOCIATES, INC.
                      500 West Madison Street, 32nd Floor
                            Chicago, Illinois 60661

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON APRIL 14, 1998

To the Stockholders of System Software Associates, Inc.:

  The Annual Meeting of Stockholders of System Software Associates, Inc., a Delaware corporation (the "Company"), will be held at the First National Bank of Chicago, 57th Floor Meeting Room, One First National Plaza in Chicago, on April 14, 1998 at 9:00 A.M. for the following purposes, as more fully described in the accompanying Proxy Statement:

    1. To elect six (6) directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified; and

    2. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record of the Company's Common Stock, par value $0.0033 per share, at the close of business on March 2, 1998, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting, also as more fully described in the Proxy Statement.

  The Company's audited Financial Statements, Management's Discussion and Analysis of Financial Condition and Results of Operations and certain other information are contained for your reference either in the Annual Report distributed with the Proxy Statement or in Annex A at the end of the Proxy Statement.

  All stockholders are cordially invited to attend the meeting. Those who cannot attend are urged to sign, date and otherwise complete the enclosed proxy and return it promptly in the envelope provided. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.

                                          For the Board of Directors

                                          Joseph J. Skadra
                                          Secretary

Chicago, Illinois
March 16, 1998

                               ----------------

                            YOUR VOTE IS IMPORTANT.
         PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY,
             WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                               ----------------

                       SYSTEM SOFTWARE ASSOCIATES, INC.

                               ----------------

                      500 WEST MADISON STREET, 32ND FLOOR
                            CHICAGO, ILLINOIS 60661

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        Approximate date proxy material
                          first sent to stockholders:
                                March 16, 1998

                               ----------------

  The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of System Software Associates, Inc., a Delaware corporation (the "Company" or "SSA"), to be held on April 14, 1998, and adjournments thereof (the "Meeting"), for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement.

                              GENERAL INFORMATION

SOLICITATION OF PROXIES

  A form of proxy is being furnished herewith by the Company to each stockholder and, in each case, such proxy is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. Solicitation will be made by mail, and may also be made by telephone or telegraph by directors, officers and regular employees of the Company, but these persons will not be separately compensated for such solicitation services. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositories and other fiduciaries, for costs incurred in forwarding proxy solicitation material to their principals.

AUTHORITY CONFERRED BY PROXIES

  Unless a contrary choice is specified in the proxy, each proxy duly executed and returned by stockholders and received by the Company before the Meeting will be voted FOR the election of all of the nominee-directors specified herein. Where a contrary specification is indicated as provided in the proxy, the shares represented by the proxy will be voted in accordance with the specification made. Abstentions are considered as shares present and entitled to vote but are not counted as affirmative votes cast on a given matter. A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner does not have the discretion to vote the beneficial owner's shares with respect to the proposal. Any broker or nominee "non-votes" with respect to the proposal will not be considered as shares entitled to vote on that matter and will not be considered by the inspector when counting votes cast on the matters. As to other matters, if any, to be voted upon at the Meeting, the persons designated as proxies in the accompanying form of proxy will take such action as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors and each of them is a director or officer of the Company.

REVOCABILITY OF PROXIES

  Execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it at any time by: (i) a later dated proxy, duly executed and delivered or presented at the Meeting; (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting; or
(iii) attendance at the Meeting and voting in person.

VOTING SECURITIES AND RECORD DATE

  The Company's voting securities consist of one class of Common Stock, par value $0.0033 per share (the "Common Stock"). The Company had outstanding 47,385,194 shares of Common Stock as of the close of business on March 2, 1998 (the "Record Date"). Only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote. Representation at the Meeting by the holders of a majority of the shares of Common Stock outstanding on the Record Date, either by personal attendance or by proxy, will constitute a quorum.

SECURITY OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

  The following table sets forth information as of February 27, 1998 with respect to the beneficial ownership of the Company's outstanding Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of its Common Stock, each director, each executive officer discussed under "Management Compensation" below, and all the directors and officers as a group. Except as otherwise indicated, the stockholders have sole voting and investment power with respect to shares beneficially owned by them.

                                        AMOUNT AND NATURE OF           PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER    BENEFICIAL OWNERSHIP           OF CLASS
------------------------------------    --------------------           --------
Roger E. Covey.........................      13,124,750(1)              27.7%
 c/o System Software Associates
 500 W. Madison Street, 32nd Floor
 Chicago, Illinois 60661
Gardner Lewis Asset Management, L.P....       4,213,124(2)               8.9%
 285 Wilmington, W. Chester Pike
 Chadds Ford, PA 19317
FMR Corp. .............................       3,657,942(3)               7.7%
 82 Devonshire Street
 Boston, MA 02109
Hambrecht & Quist Group................       3,393,452(4)(9)            6.7%
 One Bush Street
 San Francisco, CA 94104
Massachusetts Financial Services
 Company...............................       2,423,663(5)               5.1%
 500 Boylston Street
 Boston, MA 02116
William N. Weaver, Jr..................         347,250(6)                *
John W. Puth...........................         189,313(7)(8)             *
Riz Shakir.............................         113,669(7)                *
William M. Stuek.......................          50,000(7)                *
Andrew J. Filipowski...................           4,500(7)                *
Casey G. Cowell........................               0                   *
Joseph J. Skadra.......................               0                   *
Douglas P. Smith.......................               0(4)(9)             *
All Officers and Directors as a Group
 (nine persons)........................      13,829,482(1)(6)(7)(8)(9)  29.1%

--------
*Less than 1%.
(1) Includes 800,000 shares held by the Tang Research Foundation, of which Mr. Covey is a Director.
(2) According to a Report on the SEC's Schedule 13G, as of December 31, 1997 Gardner Lewis Asset Management has sole dispositive power for all 4,213,124 listed shares, and exercises sole voting power over 3,831,325 shares and shared voting power over 48,600 of such shares.

(3) According to a Report on the SEC's Schedule 13G, as of December 31, 1997, FMR Corp. has shared dispositive and voting power over all listed shares.
(4) According to a Report on the SEC's Schedule 13G, as of December 31, 1997, Hambrecht & Quist Group ("H&Q") has shared dispositive and voting power over all listed shares. Such shares are issuable upon conversion of the shares of the Company's Series A Preferred Stock and the exercise of certain warrants held by H&Q. Mr. Smith is an Advisory Director of Hambrecht & Quist LLC ("H&Q LLC"), an indirect wholly owned subsidiary of H&Q, and as such may have beneficial ownership of the listed shares. See note (9) below.
(5) According to a Report on the SEC's Schedule 13G, as of December 31, 1997 Massachusetts Financial Services Company has sole dispositive and voting power over all listed shares.
(6) Includes 47,250 unissued shares of the Company's Common Stock, subject to a currently exercisable option held by Sachnoff & Weaver, Ltd., of which Mr. Weaver is a member. Mr. Weaver disclaims beneficial ownership of all but his pro rata portion of the shares covered by the option.
(7) Includes unissued shares of the Company's Common Stock, subject to options exercisable within 60 days of February 27, 1998, as follows: Mr. Puth 47,250; Mr. Shakir 47,002; Mr. Stuek 50,000 and Mr. Filipowski 4,500.
(8) Includes 5,000 shares held by a family partnership, of which Mr. Puth is a general partner.
(9) Mr. Smith's share holdings as indicated in the table exclude: (i) 1,404,000 shares issuable upon the conversion of shares of Series A Preferred Stock held by H&Q SSA Investors, L.P., an entity of which Mr. Smith is a limited partner and a member of H&Q LLC, the general partner and; (ii) 1,989,452 shares issuable upon the exercise of certain warrants held by H&Q LLC.

                             ELECTION OF DIRECTORS

  The By-Laws of the Company currently provide that the Board of Directors shall consist of seven directors to be elected at the annual meeting of stockholders to hold office until the next annual meeting or until their successors are elected and qualified. One of the current directors, John W. Puth, has indicated to the Company that he does not wish to stand for re-election. Accordingly, the Board has adopted a resolution amending the by-laws to provide that, effective immediately prior to the Meeting, the size of the Board of Directors shall be reduced to six directors. The proxies solicited by and on behalf of the Board of Directors will be voted FOR the election of the six nominees listed below, unless authority to do so is withheld as provided in the proxy. All nominees are currently members of the Company's Board of Directors. If for any reason one or more of the nominees should be unable to serve or refuse to serve as a director (an event which is not anticipated), the persons named as proxies will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to cast such votes is included in the proxy. The nominees receiving the highest number of votes of shares of Common Stock, up to the number of directors to be elected, shall be elected.

NOMINEES

  The Board of Directors has nominated for election the following individuals, all of whom are currently directors:

  ROGER E. COVEY, age 43, founded the Company and since November 1, 1994 has served as Chief Executive Officer and Chairman of the Board of the Company, positions which he also held from its inception in October 1981 until August 1991, at which time he was elected as Vice-Chairman of the Board. From September 1, 1994 until October 31, 1994, he served as the Company's Vice President--Research and Development. He holds a B.S. degree from the University of Illinois and an M.B.A. and an M.A. in Chinese Art History, both from the University of Chicago.

  CASEY G. COWELL, age 45, has been Director of the Company since December 1997. Mr. Cowell is Vice Chairman of the Board of Directors of 3COM Corporation. Mr. Cowell co-founded U.S. Robotics in 1976 and served as its chairman and chief executive officer until its merger with 3COM in June 1997. Mr. Cowell also serves on the boards of Mastering Computers, May & Speh, Northwestern Memorial Corporation, the parent company of Northwestern Memorial Hospital, and he is a trustee of the Illinois Institute of Technology. Mr. Cowell holds a B.A. degree in economics from the University of Chicago.

  ANDREW J. FILIPOWSKI, age 47, has been a Director of the Company since July 1996. Mr. Filipowski has been President and Chief Executive Officer of PLATINUM technology, inc., a provider of enterprise infrastructure software products, since that company's founding in April 1987. Mr. Filipowski was a founder of DBMS, Inc., a software products and services company and served as its Chairman, President and Chief Executive Officer from 1979 until March 1987.

  DOUGLAS P. SMITH, age 46, has been a Director of the Company since March 1998. Mr. Smith is an Advisory Director with Hambrecht & Quist LLC, the Company's financial advisor. Prior to joining Hambrecht & Quist LLC, he was the Chief Financial Officer and Head of Strategy for ComputerVision Corporation. He also acted in senior executive capacities with Prime Computer and Penn Central Corporation. He holds an M.A. in International Economics from Northeastern University and a B.A. in Economics from Union College.

  WILLIAM M. STUEK, age 55, was appointed President and Chief Operating Officer of the Company on January 5, 1998. Prior to joining the Company, he served in a variety of sales, marketing and operational management positions with IBM Corporation. From 1996 through 1997, Mr. Stuek served as IBM's General Manager of North American Operations, in which he oversaw all sales, marketing, customer service/support, administrative operations, and information technology. Before that, he was General Manager of North American Sales and spent three years as General Manager of Product Sales for Europe, Middle East and Africa. Mr. Stuek also served as Assistant General Manager of IBM's Software Division and as General Manager of AS/400 Worldwide Marketing. Mr. Stuek holds a B.S. degree from Colgate University.

  WILLIAM N. WEAVER, JR., age 63, has been a Director of the Company since December 1986 and its Assistant Secretary since March 1985. Mr. Weaver is a member of the law firm of Sachnoff & Weaver, Ltd., an Illinois professional corporation ("S&W"), which is counsel to the Company. Mr. Weaver has practiced law in the State of Illinois since 1964 and serves as a director of USFreightways Corporation, as well as several privately-held corporations. He holds an A.B. degree from Oberlin College and a J.D. from John Marshall Law School.

  The Company's executive officers are appointed by, and serve at the discretion of, the Board of Directors. All Directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

COMMITTEES AND ATTENDANCE

  The Board of Directors met nine (9) times during fiscal 1997. The Audit Committee, consisting of directors John W. Puth, William N. Weaver and Andrew
J. Filipowski met one (1) time during fiscal 1997. The Audit Committee oversees the activities of the Company's independent auditors. The Compensation Committee met eight (8) times during fiscal 1997, including actions taken by consent in connection with administration of the Company's refinancings. This committee consisted of John W. Puth, Andrew J. Filipowski and William N. Weaver. This Committee reviews and makes recommendations to the Board of Directors with regard to the salaries, incentive compensation and related benefits of corporate officers and other employees.

COMPENSATION OF DIRECTORS

  The Company does not pay directors any cash consideration for serving on the Board of Directors. In recognition of their continued board service, the Company on December 16, 1994, adopted a policy pursuant to which every five years, all non-employee directors shall be awarded an option under the Company's existing stock option plans to purchase 22,500 shares, exercisable at the fair market value of the Company's stock on the date of grant, such options to become exercisable in equal portions on the first five anniversaries of the grant date. The first award under this plan was granted on December 16, 1994, and is exercisable at $4.63 per share. Pursuant to the same policy, Mr. Cowell was awarded options to purchase 22,500 shares and an additional 13,500 shares concurrently with his appointment to the Board of Directors in December 1997. These options vest in five equal installments on the first five anniversaries of their appointment, and are exercisable at $9.69 per share, the fair market value of the Company's stock on the date of grant. In June 1997, Messrs. Filipowski and Puth and S&W were awarded additional options to purchase 18,000, 36,000 and 36,000 shares, respectively, at $7.81, the fair market value of the Company's stock on the date of the grant. Mr. Smith and the Company determined to forego the automatic grant of stock options to Mr. Smith as an outside director.

  In consideration of this and earlier option grants, S&W agreed to waive its fees for Mr. Weaver's time expended attending meetings of the Board of Directors. Accordingly, neither Mr. Weaver nor S&W received any cash compensation in consideration of Mr. Weaver's services as a director in fiscal 1997.

                            MANAGEMENT COMPENSATION

  The table below discloses the compensation awarded by the Company during the Company's last three fiscal years to the Chief Executive Officer and to each of the other two executive officers as of the end of fiscal 1997:

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION    LONG-TERM COMPENSATION AWARDS
                              FISCAL --------------------   -----------------------------
NAME AND PRINCIPAL POSITION    YEAR  SALARY ($) BONUS ($) SECURITIES UNDERLYING OPTIONS (#)
---------------------------   ------ ---------- --------- ---------------------------------
Roger E. Covey,                1997   400,000    200,000               200,000
 Chairman of the Board and     1996   400,000        -0-                   -0-
 Chief Executive Officer       1995   342,917    127,000               150,000
Joseph J. Skadra,              1997   237,000     57,000                   -0-
 Vice President and            1996   229,000     47,000                 5,000
 Chief Financial Officer       1995   220,000     64,000                   -0-
Riz Shakir,                    1997   228,333     52,000               125,000
 Executive Vice President      1996   211,250     43,000                30,000
 of Research and Development

EMPLOYMENT CONTRACTS

  William M. Stuek, the Company's President and Chief Operating Officer, was hired on January 5, 1998 for a term of five years. The terms of his engagement are set forth in an employment agreement that includes the following: a base salary of $500,000, bonuses of up to $300,000 annually if the Company achieves specified quarterly and annual earnings targets and other management objectives, options to purchase 300,000 shares of Common Stock in accordance with the terms of the Company's Long-Term Incentive Plan, vesting over five years, an engagement bonus of $1,583,250 and a one-time bonus of $5,000,000 if the Company's common stock equals or exceeds $50 for any 180 day consecutive period. The employment agreement also has a non-competition and confidentiality clause which is to apply throughout Mr. Stuek's employment and for a period of one year thereafter.

  Joseph J. Skadra, the Company's Chief Financial Officer, was hired in August of 1994. The terms of his engagement include the following: a base salary of $220,000 annually; bonuses to be awarded if the Company achieves quarterly and annual earnings targets and if Mr. Skadra achieves specified personal management objectives; and options to purchase 45,000 shares of Common Stock, vesting over five years. If all of the Company's Common Stock is acquired and Mr. Skadra does not become Chief Financial Officer of the acquiring firm, then 18,000 of the stock options will immediately vest, if they have not already.

  Riz Shakir, the Company's Executive Vice President of Research and Development, was hired June 1, 1994 and was appointed to his current position on November 1, 1996. The terms of his engagement include the following: a base salary of $180,000 annually; bonuses to be awarded if the Company achieves quarterly and annual earnings targets and if Mr. Shakir achieves specified personal management objectives; and options to purchase 30,000 shares of Common Stock, vesting over five years.

OPTION GRANTS IN FISCAL 1997

  The following table provides further information on individual stock option grants made in fiscal 1997 to the named executive officers. The table does not reflect as additional grants options canceled and immediately reissued at lower exercise prices. See "Ten-Year Option Repricings" below. The exercise prices set forth in the table are net of all repricings.

                                                                          POTENTIAL
                                                                      REALIZABLE VALUE
                                                                      AT ASSUMED ANNUAL
                                                                       RATES OF STOCK
                                                                            PRICE
                                     INDIVIDUAL GRANTS                 APPRECIATION(1)
                         -------------------------------------------- -----------------
                         NUMBER OF    % OF TOTAL
                           SHARES      OPTIONS
                         UNDERLYING   GRANTED TO
                          OPTIONS     EMPLOYEES  EXERCISES
                          GRANTED     IN FISCAL    PRICE   EXPIRATION
NAME                       (#)(2)        1997     ($/SH.)     DATE    5% ($)   10% ($)
----                     ----------   ---------- --------- ---------- ------- ---------
Roger E. Covey..........  200,000(3)     27.2%     7.81     06-13-07  982,333 2,489,426
Joseph J. Skadra........      -0-        N.A.      N.A.         N.A.     N.A.      N.A.
Riz Shakir..............   20,000         2.7%     4.63     01-14-07   58,173   147,421
                           20,000         2.7%     4.63     04-10-07   58,173   147,421
                           85,000        11.6%     8.06     08-04-07  430,856 1,091,873

--------
(1) The potential realizable value columns of the table illustrate values that might be realized upon exercise of the options immediately prior to their expiration, assuming the Company's Common Stock appreciates at the compounded rates specified over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment or nontransferability of the options and do not make any provision for taxes associated with exercise. Because actual gains will depend, among other things, on future performance of the Common Stock, the amounts reflected in this table may not necessarily be achieved. For the actual historical price performance of the Company's Common Stock over the last five fiscal years, see the comparative table below under the caption "Stockholder Return Performance Presentation."
(2) Options granted become exercisable ratably on the first five anniversaries of the grant date.
(3) Options granted to replace options previously surrendered. See "Report on Executive Compensation of the Compensation Committee of the Board of Directors" below.

AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND OCTOBER 31, 1997 OPTION VALUES

  The following table provides information on option exercises in fiscal 1997 by the named executive officers and the value of such officers' unexercised stock options as of October 31, 1997.

                                                   NUMBER OF SHARES UNDERLYING        VALUE OF UNEXERCISED IN-THE-
                                                     UNEXERCISED OPTIONS AT                 MONEY OPTIONS AT
                            SHARES                    OCTOBER 31, 1997 (#)                OCTOBER 31, 1997 ($)
                         ACQUIRED ON     VALUE     -------------------------------    --------------------------------
NAME                     EXERCISE (#) REALIZED ($) EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
----                     ------------ ------------ -------------    --------------    --------------   ---------------
Roger E. Covey..........     -0-          N.A.                 -0-            200,000              -0-           787,400
Joseph J. Skadra........     -0-          N.A.              19,000             22,000          135,375           156,750
Riz Shakir..............     -0-          N.A.              30,002            169,998          213,764           919,006

TEN-YEAR OPTION REPRICINGS

  The following table provides certain information on the repricing during fiscal 1996 and 1997 of options held by certain of the executive officers. No options had been repriced prior to fiscal 1996. Further explanation concerning these repricings is included in the Report on Executive Compensation of the Compensation Committee of the Board of Directors, below.

                            NUMBER OF
                           SECURITIES  MARKET PRICE                              LENGTH OF ORIGINAL
                           UNDERLYING   OF STOCK AT  EXERCISE PRICE                 OPTION TERM
                             OPTIONS      TIME OF      AT TIME OF   NEW EXERCISE REMAINING AT DATE
                           REPRICED OR REPRICING OR   REPRICING OR     PRICE      OF REPRICING OR
NAME                DATE   AMENDED (#) AMENDMENT ($) AMENDMENT ($)      ($)          AMENDMENT
----                ----   ----------- ------------- -------------- ------------ ------------------
Roger E. Covey    N.A.          -0-         N.A.          N.A.          N.A.     N.A.
Joseph J. Skadra  08-26-96    5,000         9.81         16.13          9.81     9 years, 9 months
                  03-27-97   36,000         7.50          9.83          7.50     7 years, 5 months
                  03-27-97    5,000         7.50          9.81          7.50     9 years, 2 months
                  03-31-97   36,000         5.81          7.50          5.81     7 years, 5 months
                  03-31-97    5,000         5.81          7.50          5.81     9 years, 2 months
                  04-10-97   36,000         4.63          5.81          4.63     7 years, 4 months
                  04-10-97    5,000         4.63          5.81          4.63     9 years, 1 month
Riz Shakir        06-07-96   30,000        16.13         24.08         16.13     9 years, 5 months
                  08-26-96   30,000         9.81         16.13          9.81     9 years, 3 months
                  08-26-96   15,000         9.81         18.08          9.81     9 years, 6 months
                  03-27-97   30,000         7.50          9.83          7.50     7 years, 2 months
                  03-27-97   15,000         7.50          9.81          7.50     8 years
                  03-27-97   30,000         7.50          9.81          7.50     8 years, 8 months
                  03-27-97   20,000         7.50         11.50          7.50     9 years, 10 months
                  03-31-97   30,000         5.81          7.50          5.81     7 years, 2 months
                  03-31-97   15,000         5.81          7.50          5.81     8 years
                  03-31-97   30,000         5.81          7.50          5.81     8 years, 8 months
                  03-31-97   20,000         5.81          7.50          5.81     9 years, 10 months
                  04-10-97   30,000         4.63          5.81          4.63     7 years, 1 month
                  04-10-97   15,000         4.63          5.81          4.63     7 years, 11 months
                  04-10-97   30,000         4.63          5.81          4.63     8 years, 7 months
                  04-10-97   20,000         4.63          5.81          4.63     9 years, 9 months

REPORT ON EXECUTIVE COMPENSATION OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation Committee of the Company's Board of Directors is responsible for implementing specific executive compensation plans. The Company operates in an industry that is highly competitive. The Company believes that its ability to maintain and improve its competitive position is dependent on its ability to attract highly qualified managerial personnel. These personnel are customarily sought from companies much larger and with greater financial resources than the Company, and the Company believes that its ability to attract such personnel is enhanced by the Company's emphasis on significant short-term and long-term performance incentives. The Company accordingly operates in accordance with the following executive compensation philosophy:

  1. A significant portion of annual cash compensation should be determined by quantitative performance measures.

  For SSA executives, the performance-dependent portion of annual cash compensation approximates 40% of base cash compensation. These quantitative performance measures are tied directly to the SSA annual business plan. A portion is based on quarterly earnings per share and another portion is based on annual earnings per share. In addition, a variety of other quantitative measures besides earnings per share are included in determining the bonus and future base compensation for each executive. These other measures vary from executive to executive depending on the strategic needs of the business, and tend to be directly related to the executive's duties and the achievements of the specific business unit for which the executive is responsible. The components are reviewed and adjusted by the Compensation Committee on an annual basis. Based on the Company's hiring experience and discussions with executive recruiting firms, the Company believes that base cash compensation for key employees (which approximates 70% of annual cash compensation) is at an industry competitive level.

  2. Compensation should provide incentives for both short-term and, more importantly, for long-term performance.

  Short-term performance is incentivized by the annual performance-determined compensation mentioned above. Long-term performance is incentivized by the use of stock options. Typically, options granted vest over a five-year period, which is an appropriate long-term performance period. The Company's experience is that it has no control over its short- or medium-term stock price, but believes that over the long term the stock price should reflect growth of the Company's earnings. The size of option grants is determined by reference to all the facts and circumstances relating to the executive's compensation. These include, without limitation, the executive's base salary, the cash bonuses earned and potentially available, the size of all past option grants to the executive, the timing of such prior grants, the remaining unvested portion of past grants, the total shares subject to outstanding options held by all key employees and the total remaining shares available for future option grants.

  3. The SSA standard for executive recruitment is to attempt to find and recruit the best person in the world for a given executive position.

  The compensation of Roger E. Covey, the Company's Chairman and Chief Executive Officer, for services he rendered during fiscal 1997 was determined pursuant to a compensation program adopted by the Committee in December 1994, shortly after Mr. Covey resumed the position of Chairman and Chief Executive Officer. At that time, the Committee reviewed the compensation packages of the chief executives of comparable publicly-traded software companies, some of which the Committee believes are included in the NASDAQ CDP index used in the stock price performance chart below, as well as the compensation of the Company's immediate past President and Chief Executive Officer. Based on the review of comparable and historical compensation levels, the Company's operating plan for fiscal 1995, and the services rendered and to be rendered by Mr. Covey, the Committee adopted a compensation program consisting of base salary, bonus and incentive and non-qualified options of the Company's Common Stock, which options vest over a five year period following their grant. In addition to the base salary and stock options discussed above, Mr. Covey's compensation program provided that he would be awarded bonuses in specified amounts if the Company achieved certain quarterly and annual per-share earnings targets, product release targets and other quantitative measures. In fiscal 1997, Mr. Covey received no raise in base salary from fiscal 1996, and was awarded a $200,000 bonus based on his efforts in support of the Company's refinancing, which closed in September 1997. In April 1997, Mr. Covey surrendered to the Company his option to purchase 200,000 shares of the Company's Common Stock to supply the Company's Long Term Incentive Option Plan with additional shares in order to attract and retain key personnel. Subsequently in June 1997, after the stockholders approved an amendment to the Long Term Incentive Option Plan increasing its size, Mr. Covey was granted an option to purchase 200,000 shares to become exercisable at $7.81 per share, the Company's fair market value on the reissuance date.

  On three occasions in fiscal 1997, the Board determined to reprice the outstanding stock options of holders. The software industry is extremely competitive and stock options are the major long-term compensation tool used to attract, retain, motivate and reward key employees. During the second quarter of fiscal 1997 the Company's stock price declined very sharply. Since there was no reasonable expectation that the options would have the desired effect, the Compensation Committee, in consultation with the Chief Executive Officer, repriced the outstanding stock options of holders three times to the Company's fair market value on the given repricing date. On April 10, 1997, the final repricing occurred, at which time options having an exercise price at or above $4.63 were repriced to become exercisable at $4.63 per share.

  The foregoing report has been furnished by Messrs. Filipowski, Puth and Weaver, who currently constitute the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1997, the Compensation Committee of the Board of Directors consisted of Andrew J. Filipowski, John W. Puth and William N. Weaver. None of these persons was a current or former officer or employee of the Company or any of its subsidiaries. Mr. Weaver is a member of S&W, which provides legal services to the Company. See "Certain Relationships and Related Transactions."

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

  The following graph presents a comparison of the cumulative total stockholder return on the Company's Common Stock since October 31, 1992 with the cumulative total return of the NASDAQ Computer and Data Processing Index ("NASDAQ CDP Index") and the Standard and Poor's 500 Composite Index.

  Note: The stock price performance shown below is not necessarily indicative of future price performance.

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG SYSTEM SOFTWARE ASSOCIATES, INC., S & P 500 AND NASDAQ CDP INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]


Measurement Period            SYSTEM SOFTWARE          S&P       NASDAQ CDP
(Fiscal Year Covered)         ASSOCIATES, INC.      500 INDEX      INDEX
---------------------         ----------------      ---------    ----------
Measurement Pt-
10/31/92                            $100                $100        $100
FYE 10/31/93                        $100                $115        $112
FYE 10/31/94                        $ 87                $119        $135
FYE 10/31/95                        $217                $151        $205
FYE 10/31/96                        $124                $187        $238
FYE 10/31/97                        $125                $247        $321

  Assumes $100 invested on October 31, 1992 in System Software Associates, Inc. Common Stock, NASDAQ CDP Index and S & P 500 Index.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  William N. Weaver, Jr., a member of the Board of Directors, is a member of the law firm of Sachnoff & Weaver, Ltd., an Illinois professional corporation. Sachnoff & Weaver, Ltd. has acted and continues to act as counsel to the Company with regard to certain matters and has received legal fees for services rendered in connection therewith.

  Joseph J. Skadra, the Company's Chief Financial Officer, has borrowed funds from the Company commencing July 10, 1996. Amounts borrowed are represented by a promissory note, and bear interest at 8.25% per annum. Mr. Skadra borrowed the amounts for personal reasons. As of February 27, 1998, the amount owing, including accrued interest, is $220,500, which constitutes the largest amount which has been outstanding under such arrangements. Repayment of all amounts of principal is due January 21, 2000. Interest is payable monthly in arrears.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals submitted for evaluation as to inclusion in the proxy materials for the Company's next annual meeting of stockholders must be received by the Company not later than September 30, 1998, at the Company's principal executive offices at 500 West Madison Street, 32nd Floor, Chicago, Illinois 60661.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  By the selection of the Company's management, the accounting firm of KPMG Peat Marwick LLP, certified public accountants, serves as the Company's independent public accountants. One or more representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers and holders of 10% or more of the Company's Common Stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership on the SEC's Forms 3, 4 and 5. Based solely on its review of the copies of such forms it has received, the Company believes that all its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1997.

                            ADDITIONAL INFORMATION

  The audited Financial Statements of the Company for the fiscal year ended October 31, 1997 are included in the attached Annex A to this Proxy Statement. Annex A also contains information relating to the Company's change in independent accountants.

  A copy of the Company's Annual Report accompanies this Proxy Statement. The Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended October 31, 1997, as filed with the Commission, is available without charge to any stockholder upon written request to Joseph J. Skadra, Secretary, System Software Associates, Inc., 500 West Madison Street, 32nd Floor, Chicago, Illinois 60661. The exhibits filed with the Form 10-K are not included; however, copies of such exhibits will be furnished, if requested, upon payment of the Company's reasonable expenses in furnishing those materials.

                                 OTHER MATTERS

  Management is not aware of any other matters to be presented for action at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named as proxies in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment.

                                          For the Board of Directors

                                          Joseph J. Skadra
                                          Secretary

Chicago, Illinois
March 16, 1998

                                    ANNEX A

                        SYSTEM SOFTWARE ASSOCIATES, INC.
                       GENERAL AND FINANCIAL INFORMATION

                                FISCAL YEAR 1997

                               ----------------

                                    CONTENTS

                                                                            PAGE
                                                                            ----
Stock Information.........................................................   A-2
Financial Information.....................................................   A-2
Selected Consolidated Financial Information...............................   A-2
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   A-3
Independent Auditors' Report..............................................  A-10
Report of Independent Accountants.........................................  A-11
Annual Consolidated Financial Statements..................................  A-12
  Consolidated Balance Sheets as of October 31, 1997 and 1996.............  A-12
  Consolidated Statements of Operations for the Fiscal Years Ended October
   31, 1997, 1996
   and 1995...............................................................  A-14
  Consolidated Statements of Cash Flows for the Fiscal Years Ended October
   31, 1997, 1996
   and 1995...............................................................  A-15
  Consolidated Statements of Changes in Stockholders' Equity for the
   Fiscal Years Ended October 31, 1997, 1996 and 1995.....................  A-16
  Notes to Consolidated Financial Statements..............................  A-17
Change in Certifying Accountants..........................................  A-31

                               STOCK INFORMATION

PRICE RANGE OF COMMON STOCK AND PUBLIC CONVERTIBLE SUBORDINATED NOTES

  The Company's common stock is traded on the Nasdaq National Market under the symbol SSAX. The following table shows each quarter's high and low closing prices as reported by Nasdaq.

 FISCAL 1997        HIGH         LOW          FISCAL 1996          HIGH         LOW
 -----------        ----         ---          -----------          ----         ---
First Quarter      $14.06       $10.00       First Quarter        $27.67       $18.63
Second Quarter      10.88         4.13       Second Quarter        25.63        20.50
Third Quarter        9.56         5.63       Third Quarter         24.13        11.63
Fourth Quarter      16.38         8.06       Fourth Quarter        13.38         8.69

  At January 22, 1998 there were approximately 445 holders of record.

  The Company's Public Convertible Subordinated Notes are traded on the Nasdaq SmallCap Market under the symbol "SSAXG". The notes' high and low closing prices during the fourth quarter of 1997 were $114.50 and $95.00, respectively.

                             FINANCIAL INFORMATION

SELECTED CONSOLIDATED FINANCIAL INFORMATION


                                              (IN MILLIONS, EXCEPT PER SHARE
                                                          DATA)
                                            ------------------------------------
                                             1997    1996    1995   1994   1993
YEAR ENDED OCTOBER 31,                      ------  ------  ------ ------ ------
Total revenues............................  $430.5  $340.8  $374.1 $324.3 $263.4
Net income (loss).........................     1.0   (32.8)   26.6   10.0   23.4
Net income (loss) available for common
 stockholders.............................    (1.4)  (32.8)   26.6   10.0   23.4
Earnings (loss) per share of common stock.   (0.03)  (0.76)   0.63   0.25   0.57
Dividends declared per common share.......     --     0.10    0.08   0.08   0.08
                                             1997    1996    1995   1994   1993
AT OCTOBER 31,                              ------  ------  ------ ------ ------
Total assets..............................  $475.4  $384.4  $393.2 $333.1 $280.4
Long-term obligations and Redeemable
 Series A Preferred Stock.................   160.0    75.1    33.9   32.7   34.0

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  The following table presents, for the periods indicated, certain information from the consolidated statements of operations as a percentage of total revenues and the percentage change of such items as compared to the prior year.

                                  PERCENTAGE OF
                                 TOTAL REVENUES             PERCENTAGE
                                   YEAR ENDED           INCREASE (DECREASE)
                                   OCTOBER 31,           OVER PRIOR PERIOD
                                ---------------------   -----------------------
                                                          1997         1996
                                                         VERSUS       VERSUS
                                1997    1996    1995      1996         1995
                                -----   -----   -----   ---------    ----------
   Revenues:
     License fees.............   70.4%   66.5%   66.8%       33.7%         (9.3%)
     Client services and
      other...................   29.6%   33.5%   33.2%       11.7%         (8.1%)
                                -----   -----   -----   ---------    ----------
       Total revenues.........  100.0%  100.0%  100.0%       26.3%         (8.9%)
                                -----   -----   -----   ---------    ----------
   Costs and expenses:
     Cost of license fees.....   17.5%   19.6%   17.4%       12.6%          3.1%
     Cost of client services
      and other...............   22.8%   26.1%   20.5%       10.4%         15.9%
     Sales and marketing......   20.6%   30.4%   23.4%      (14.7%)        18.5%
     Research and development.   12.0%   16.0%   10.7%       (5.0%)        35.3%
     General and
      administrative..........   20.7%   25.1%   17.0%        4.0%         34.6%
     Special charges..........    1.1%    --      --            *             *
                                -----   -----   -----   ---------    ----------
       Total costs and
        expenses..............   94.7%  117.2%   89.0%        2.0%         20.0%
                                -----   -----   -----   ---------    ----------
   Operating income (loss)....    5.3%  (17.2%)  11.0%      138.9%       (243.1%)
                                -----   -----   -----   ---------    ----------
   Gain on sale of available-
    for-sale securities.......    --      3.8%    --            *             *
   Non-operating income
    (expense), net............   (4.9%)  (1.7%)  (0.1%)     273.7%            *
                                -----   -----   -----   ---------    ----------
   Income (loss) before income
    taxes and minority
    interest..................    0.4%  (15.1%)  10.9%      103.1%       (225.7%)
   Provision (benefit) for
    income taxes..............    0.1%   (5.5%)   3.8%      103.2%       (231.0%)
                                -----   -----   -----   ---------    ----------
   Net income (loss) before
    minority interest.........    0.3%   (9.6%)   7.1%      103.0%       (222.8%)
   Minority interest..........    --      --      --            *             *
                                -----   -----   -----   ---------    ----------
   Net income (loss)..........    0.3%   (9.6%)   7.1%      103.0%       (223.3%)
   Preferred dividends........    0.6%    --      --            *             *
                                -----   -----   -----   ---------    ----------
   Net income (loss) available
    for common stockholders...   (0.3%)  (9.6%)   7.1%       95.7%       (223.3%)
                                =====   =====   =====   =========    ==========

*not meaningful

REVENUES

  Total revenues increased 26.3% from 1996 to 1997. All regions of the world, the Americas, Europe/Middle East/Africa, and Asia Pacific, recorded increased revenues in 1997. Total revenues decreased 9% from 1995 to 1996. The Americas recorded higher revenues in 1996 while the Company's other regions were flat to down.

  License Fees. License fees increased 33.7% to $303.0 million in 1997 compared to $226.7 million in 1996, which reflected increasing market acceptance of Version 6.0, which was released for general availability in the fourth quarter of 1996. License fees decreased 9% in 1996 when, despite solid revenue growth in North America, a sharp decline in Europe/Middle East/Africa more than offset North Americas favorable results.

  Client Services. Client services and other revenues increased 11.7% to $127.5 million in 1997 from $114.1 million in 1996. The increase in services revenues is attributable to an increase in the number of billable services personnel following significant investments in training in open systems and object skills accompanying the development and release of Version 6.0. Client services revenues declined 8% in 1996 when compared to 1995 due to lower productivity caused, in part, by allocation of resources to perform warranty work and investments in training client services professionals.

COSTS AND EXPENSES

  Cost of License Fees. The principal components of cost of license fees are commissions paid to independent Affiliates, hardware costs, amortization of capitalized software costs and royalties paid to third parties. Cost of license fees in 1997, as a percentage of related license fee revenues, decreased to 24.9% from 29.5% in 1996. The decrease was primarily attributable to a higher mix of direct channel revenues which have a lower associated cost of license fees than do indirect channel revenues. In 1995, cost of license fees was 26%. The change from 1995 to 1996 was due primarily to increased amortization expense related to capitalized software development costs and increased warranty costs.

  Cost of Client Services and Other. The principal components of cost of client services and other are salaries and other direct employment costs paid to the Company's client services personnel and amounts paid to independent client services professionals. Cost of client services and other as a percentage of related revenues was 77.1% in 1997 compared to 78% in 1996. The modest improvement is primarily attributable to increased productivity of client services personnel and a reduction in warranty work. In 1995, cost of client services and other was 61.9%. The increase from 1995 to 1996 is primarily due to lower productivity related to newly hired technical professionals around the world, in particular those with open systems and object skills, allocation of resources to perform warranty work, and investment in training.

  Sales and Marketing. Sales and marketing expenses include salaries, commissions, and other direct employment costs of the Company's sales and pre-sales professionals, as well as marketing costs, which include advertising, trade shows, and production of sales brochures. Sales and marketing expenses, as a percentage of license fee revenues, were 29.2% in 1997 compared to 45.8% in 1996. The decrease was due to improved productivity of the Company's direct sales organization and decreased marketing expenditures. In anticipation of the Company's introduction of its open systems product, the Company hired a significant number of new sales and pre-sale professionals with skills and experience in the open systems arena. In late 1996 and early 1997, a number of these professionals who had not been significantly productive were either terminated or left the Company. As a result, the Company's sales and marketing expenses decreased in 1997 when compared to 1996 even though license fees increased nearly 34% year over year. In 1995, sales and marketing expenses were 35% of license fee revenues. The higher percentage in 1996 was primarily due to decreased revenue and increased expenditures to establish worldwide sales and marketing programs and the development of vertical industry groups in support of the Company's move into the open systems client/server market.

  Research and Development. Total research and development (R&D) expenditures in 1997 decreased $3.2 million, or 3.3%, to $93.1 million from $96.3 million in 1996. Research and development spending, related to the development of the Company's new product line, based upon distributed object computing technology, peaked during the last half of 1996 and has been declining since as various projects related to such development wind down. Total research and development expenditures in 1995 were $61.8 million. The 56% increase from 1995 to 1996 was due to the Company's continuing development of its distributed object computing technology and enhancement of its existing products.

  The Company capitalizes software development costs once technological feasibility is established, in accordance with Statement of Financial Accounting Standards (SFAS) No. 86. The Company capitalized $41.4 million of software development costs in 1997 compared to $41.9 million in 1996. The capitalization ratio (capitalized software costs as a percentage of total R&D expenditures) was 44% for both 1997 and 1996. The capitalization ratio was 35% in 1995. The increase in the capitalization ratio in 1996 was due to construction and testing activities related to the Company's distributed object computing architecture.

  The following table sets forth total research and development expenditures and related capitalized amounts for the periods indicated.

                                            YEAR ENDED OCTOBER      PERCENTAGE
                                                   31,                CHANGE
                                           ----------------------  -------------
                                                                    1997   1996
                                                                   VERSUS VERSUS
                                            1997    1996    1995    1996   1995
                                           ------  ------  ------  ------ ------
                                                     (IN MILLIONS)
   Total R&D expenditures................. $ 93.1  $ 96.3  $ 61.8   (3%)   56%
   Less amount capitalized................  (41.4)  (41.9)  (21.6)  (1%)   94%
                                           ------  ------  ------   ----   ---
     Net R&D expenses..................... $ 51.7  $ 54.4  $ 40.2   (5%)   35%
                                           ======  ======  ======   ====   ===

  General and Administrative. General and administrative expenses increased $3.4 million in 1997 to $88.9 million from $85.5 million in 1996 to support the Company's growth. These expenses include increased facilities and personnel costs related to acquisitions and increased costs for computer equipment. When viewed as a percentage of total revenues, however, general and administrative expenses were 20.7% in 1997 and 25.1% in 1996. In 1995, general and administrative expenses totaled $63.5 million and 17% of total revenues. The increase in 1996 over 1995 was primarily due to new facilities to support the Company's worldwide expansion, increased computer equipment costs and an increase in the provision for doubtful accounts. The provision for doubtful accounts was $3.3 million, $9.3 million, and $3.3 million in 1997, 1996 and 1995, respectively.

  Special Charges. Two special charges were recorded in 1997. A charge of $1.7 million was recorded in the third quarter of 1997 which relates to the settlement of the Company's class action lawsuits. A special charge of $3.2 million was recorded in the fourth quarter of 1997 under the terms of an agreement with an investment group led by Bain Capital which stipulated that if the Company elected not to proceed with a private offering of securities to the group, the Company could incur capped liability, if any, of a $3.0 million break-up fee and expense reimbursement of up to $250 thousand (see Note 12 of Notes to Consolidated Financial Statements).

  Operating Income (Loss). Operating income of $22.9 million in 1997 improved by $81.7 million when compared to the operating loss of $(58.8) million in 1996 principally due to increased software license fees and lower sales and marketing expenses. Operating income was $41.1 million in 1995. The change in operating income (loss) from 1995 to 1996 resulted from reduced total revenues and an increase in every category of cost and expense in 1996.

  Non-operating Income (Expense), Net. Non-operating expense, net consists primarily of interest expense related to the Company's former Credit Facility, Senior Notes, Convertible Note and other long-term obligations including the current 7% Convertible Subordinated Notes issued during the fourth quarter of 1997, and amortization of the value of the former Convertible Note's beneficial conversion feature, less interest income earned on invested cash. Non-operating expense, net of $21.3 million in 1997 increased $15.6 million over 1996 due to higher borrowing levels under the Company's former Credit Facility, higher interests rates applicable to the former Credit Facility and Senior Notes, interest on the Company's former Convertible Note, interest on the current 7% Convertible Subordinated Notes issued during the fourth quarter of 1997, amortization of the value of the former Convertible Note's beneficial conversion feature and reduced interest income related to lower cash balances. In 1995, non-operating expense, net was $200 thousand. The increase from 1995 to 1996 was due to higher borrowing levels under the Company's former Credit Facility, and increased fees and interest rates related to the Company's renegotiation of its former borrowing arrangements terms and conditions during the fourth quarter of 1996.

  Income Taxes. The Company's effective tax rate has remained relatively constant at approximately 36% in 1997, 1996 and 1995. The tax benefit recorded in 1996 represents federal and state tax refunds received in 1997 and amounts to be realized through future utilization of net operating loss and tax credit carryforwards.

  Net Income (Loss). In 1997, the Company recorded net income of $1.0 million compared to a net loss of $(32.8) million in 1996 resulting primarily from increased software license fee revenues and lower sales and marketing expenses. In 1995, net income was $26.6 million. The decline from 1995 to 1996 was primarily due to lower software license fees and client services revenues combined with increased expenses as explained above.

  Impact of Inflation. To date, the Company has not experienced any significant effect from inflation. The Company's major expenses have been salaries and related costs incurred principally for product development and enhancements, sales and marketing, and administration. The Company generally has been able to meet increases in costs by increasing prices of its products and services.

  Foreign Currency Exposures. Sales outside of the United States account for approximately 60% of the Company's total revenue. The Company's international sales (with the exception of certain Latin American countries) are predominately invoiced and paid in foreign currencies. Consequently, the Company's revenues are impacted by the fluctuation of foreign currencies versus the U.S. Dollar. The operating income impact of such fluctuations, however, is offset to the extent expenses of the Company's international operations are incurred and paid for in local currencies.

  The Company generally minimizes the financial impact of foreign currency exchange transactions through the use of foreign exchange forward contracts, which generally mature within three months of origination (see Note 4 of Notes to Consolidated Financial Statements).

ACQUISITIONS, MERGERS AND INVESTMENTS

  The Company continues to expand its global coverage and strengthen its product offerings through various acquisitions, mergers, and investments (see Notes 2 and 3 of Notes to Consolidated Financial Statements).

  During 1996, the Company acquired the remaining 81% and 90% of its domestic affiliates SSA North Central and SSA Northwest, respectively, the remaining 27% of SSA Iberica in Spain and 100% of Vector Systems, a Canadian affiliate. In addition, the Company purchased 25% of CS Controlling Software Systeme, a German software development company.

  During 1995, through stock for stock transactions, the Company combined with three other companies: Softwright Systems Limited, a leading provider of business technology and systems in Europe specializing in object technology, multimedia, and other leading edge applications, and two of the Company's independent Affiliates, SSA Northeast and Priority Systems, Inc. Also during 1995 the Company acquired the remaining 15% minority interest in its Australian subsidiary, an additional 9% interest in its Affiliate, SSA North Central, 10% of its Affiliate, SSA Northwest, the BPCS division of a California Affiliate, Exigent Computer Group, 100% of its Canadian Affiliate, SSA Ontario, and certain assets of Transtech, Inc., a consulting group.

  In July 1995, the Company entered into a strategic alliance relationship with Harbinger Corporation pursuant to which the Company sold its EDI software assets to Harbinger and was licensed by Harbinger to market and sell AS/400, Unix, and PC-based EDI software products. The Company received as consideration 550,000 shares of Harbinger common stock. In August 1995, the Company purchased an additional 450,000 shares of Harbinger common stock. During 1996, the Company sold its shares of Harbinger common stock.

QUARTERLY RESULTS

  The following table contains selected unaudited consolidated financial results by quarter for 1997 and 1996. In management's opinion, this information reflects all adjustments (which consisted only of normal recurring adjustments) necessary to present the results fairly when read in conjunction with the Consolidated Financial Statements and related notes included elsewhere herein.

                                   FISCAL 1996                       FISCAL 1997
                                  QUARTER ENDED                     QUARTER ENDED
                          --------------------------------  --------------------------------
                          JANUARY  APRIL    JULY   OCTOBER  JANUARY  APRIL    JULY   OCTOBER
                            31       30      31      31       31       30      31      31
                          -------  ------  ------  -------  -------  ------  ------  -------
                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues................  $ 76.6   $ 82.5  $ 72.3  $109.4   $ 92.2   $ 98.1  $114.7  $125.6
Costs and expenses......    77.0     92.1   106.4   124.1     96.8     94.2   104.9   111.7
                          ------   ------  ------  ------   ------   ------  ------  ------
Operating income (loss).    (0.4)    (9.6)  (34.1)  (14.7)    (4.6)     3.9     9.8    13.9
Gain on sale of
 available-for-sale
 securities.............     --       --      3.6     9.5      --       --      --      --
Non-operating income
 (expense), net.........    (0.3)    (0.5)   (1.2)   (3.7)    (2.1)    (4.9)   (4.6)   (9.7)
                          ------   ------  ------  ------   ------   ------  ------  ------
Income (loss) before
 income taxes...........    (0.7)   (10.1)  (31.7)   (8.9)    (6.7)    (1.0)    5.2     4.2
Provision (benefit) for
 income taxes...........    (0.3)    (3.7)  (11.4)   (3.2)    (2.4)    (0.4)    1.9     1.5
                          ------   ------  ------  ------   ------   ------  ------  ------
Net income (loss).......    (0.4)    (6.4)  (20.3)   (5.7)    (4.3)    (0.6)    3.3     2.7
                          ------   ------  ------  ------   ------   ------  ------  ------
Preferred dividends.....     --       --      --      --       --       --      --      2.4
                          ------   ------  ------  ------   ------   ------  ------  ------
Net income (loss)
 available for common
 stockholders...........  $ (0.4)  $ (6.4) $(20.3) $ (5.7)  $ (4.3)  $ (0.6) $  3.3  $  0.3
                          ======   ======  ======  ======   ======   ======  ======  ======
Earnings (loss) per
 share of common stock..  $(0.01)  $(0.15) $(0.47) $(0.13)  $(0.10)  $(0.01) $ 0.08  $ 0.01
                          ======   ======  ======  ======   ======   ======  ======  ======

  The Company has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest revenues and operating income. The Company believes that fourth quarter revenues are positively impacted by the Company's sales compensation plans. This factor, which the Company believes is common in the computer software industry, typically results in first quarter revenues in any year being lower than revenues in the immediately preceding fourth quarter. In addition, the Company's European operations generally provide lower revenues during the summer months as a result of the generally reduced economic activity in Europe during such time. This seasonal factor could materially adversely affect third quarter revenues.

  The Company has also historically recognized a substantial portion of its revenues from sales booked and shipped in the last month of a quarter. As a result, the magnitude of quarterly fluctuations in license fees may not become evident until late in a particular quarter. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company is unlikely to be able to generate revenues from alternate sources in time to compensate for the shortfall. As a result, a lost or delayed sale could have a material adverse effect on the Company's quarterly operating results. To the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. The Company, historically, operated with little backlog because its products are generally shipped as orders are received. As a result, revenue from license fees in any quarter is substantially dependent on orders booked and shipped in that quarter.

  Based upon the factors described above, the Company believes that its quarterly revenues and operating results are likely to vary significantly in the future, that period-to-period comparison of its results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance. Moreover, although the Company's revenues have generally increased in recent periods, there can be no assurance that the Company's revenues will grow in future periods, at past rates or at all, or that the Company will be profitable on a quarterly or annual basis. In future periods, the Company's operating results may be below the expectations of stock market analysts and investors. In such event, the price of the Common Stock could be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

  Cash and equivalents at October 31, 1997 totaled $83.3 million. During 1997, cash and equivalents increased $45.2 million. On September 12, 1997, the Company successfully completed a public offering of 7% Convertible Subordinated Notes due 2002, the gross proceeds of which were $138.0 million. On August 27, 1997, the Company issued a promissory note and warrants to a Private Investor for $10 million in cash. The

Company and the Private Investor subsequently agreed to exchange the promissory note and warrants for 10,000 shares of Series A Preferred Stock and the Private Warrants (see Notes 7 and 8 of Notes to Consolidated Financial Statements). The Company issued a Convertible Note for $12.0 million on March 27, 1997, to a strategic investor. Subsequent to October 31, 1997, the strategic investor has elected to convert the note into approximately 3.6 million shares of the Company's Common Stock (see Note 13 of Notes to Consolidated Financial Statements). From the proceeds of the various financings described above, the Company repaid its former Credit Facility ($46.4 million) and Senior Notes ($26.0 million) as well as paid costs related to its former and current borrowings. In 1997, the Company generated $9.6 million from operating activities and used $49.7 million for capital equipment and software development costs.

  The Company utilizes a combination of its own software and custom written systems necessary for running a software company. SSA believes that there will be no significant cost associated with ensuring year 2000 compliance of its internal systems.

  Management believes that based upon its anticipated operating results, cash generated from operations, combined with current working capital and the proceeds from the Company's various financings as described above, there is sufficient liquidity to meet the Company's capital requirements for the foreseeable future.

RECENTLY ISSUED ACCOUNTING STANDARDS

  Statement of Financial Accounting Standards No. 128, "Earnings per Share," was issued in February 1997. The Company will be required to adopt the new standard for the quarter ended January 31, 1998. Early adoption of this standard is not permitted. The primary requirements of this standard are: (i) replacement of primary earnings per share with basic earning per share, which eliminates the dilutive effect of options and warrants; (ii) use of an average share price in applying the treasury method to compute dilution for options and warrants for diluted earnings per share; and (iii) disclosure reconciling the numerator and denominator of earnings per share calculations. The Company plans to adopt this statement in fiscal year 1998. The effect of applying this standard is not expected to be significant.

  American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2) was issued in October 1997. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. Therefore, SOP 97-2 will effect transactions entered into by the Company beginning November 1, 1998. SOP 97-2 addresses various aspects of the recognition of revenue on software transactions and supersedes SOP 91-1, the policy currently followed by the Company. SOP 97-2 provides guidance on software arrangements consisting of multiple elements, evidence of fair value, delivery of elements, accounting for service elements, and software arrangements requiring significant production, modification, or customization of software. The Company is currently evaluating the impact this statement will have on the Company's consolidated financial statements. The Company anticipates that only minor modifications to its software arrangements will be necessary to continue to recognize revenue on a basis consistent with its current policies.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
System Software Associates, Inc.

  We have audited the accompanying consolidated balance sheets of System Software Associates, Inc. and its subsidiaries as of October 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended October 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of System Software Associates, Inc. and its subsidiaries as of October 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the two-year period ended October 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Chicago, Illinois
December 8, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
System Software Associates, Inc.

  In our opinion, the consolidated statements of operations, of changes in stockholders' equity and of cash flows of System Software Associates, Inc. and its subsidiaries, listed in the accompanying index present fairly, in all material respects, the results of operations, changes in stockholders' equity and cash flows for the year ended October 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of System Software Associates, Inc. and its subsidiaries for any period subsequent to October 31, 1995.

/s/ Price Waterhouse LLP

Chicago, Illinois
January 7, 1997, except as to paragraph 3 of Note 12 which is as of January 29, 1997

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                OCTOBER 31,
                                                            -------------------
                          ASSETS                              1997      1996
                          ------                            --------- ---------
                                                               (IN MILLIONS,
                                                            EXCEPT SHARE DATA)
Current Assets:
  Cash and equivalents..................................... $    83.3 $    38.1
  Accounts receivable, less allowance for doubtful accounts
   of $16.5 and $16.5......................................     198.3     163.6
  Income taxes receivable..................................       1.5       4.4
  Deferred income taxes....................................      11.3      10.1
  Prepaid expenses and other current assets................      27.5      25.5
                                                            --------- ---------
    Total current assets...................................     321.9     241.7
                                                            --------- ---------
Property and Equipment:
  Data processing equipment................................      42.0      37.3
  Furniture and office equipment...........................      17.5      18.7
  Leasehold improvements...................................      10.3       9.0
  Transportation equipment.................................       1.3       2.3
                                                            --------- ---------
                                                                 71.1      67.3
  Less--Accumulated depreciation and amortization..........      46.0      39.5
                                                            --------- ---------
                                                                 25.1      27.8
                                                            --------- ---------
Other Assets:
  Software costs, less accumulated amortization of $89.3
   and $61.1...............................................      99.4      82.8
  Cost in excess of net assets of acquired businesses, less
   accumulated amortization of $11.8 and $8.7..............      19.7      22.8
  Deferred income taxes....................................       3.9       1.2
  Investments in associated companies......................       1.6       2.2
  Miscellaneous............................................       3.8       5.9
                                                            --------- ---------
                                                                128.4     114.9
                                                            --------- ---------
    Total Assets........................................... $   475.4 $   384.4
                                                            ========= =========


          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              OCTOBER 31,
                                                          --------------------
          LIABILITIES AND STOCKHOLDERS' EQUITY              1997       1996
          ------------------------------------            ---------  ---------
                                                             (IN MILLIONS,
                                                          EXCEPT SHARE DATA)
Current Liabilities:
  Accrued commissions and royalties...................... $    25.8  $    26.3
  Accounts payable and other accrued liabilities.........      60.6       62.5
  Accrued compensation and related benefits..............      24.7       23.8
  Deferred revenue.......................................      49.3       58.8
                                                          ---------  ---------
    Total current liabilities............................     160.4      171.4
                                                          ---------  ---------
Long-Term Obligations....................................     150.8       75.1
                                                          ---------  ---------
Deferred Revenue.........................................      32.4       27.7
                                                          ---------  ---------
Deferred Income Taxes....................................       0.8        --
                                                          ---------  ---------
Redeemable Series A Preferred Stock, $.01 par value,
 convertible, 10,000 shares issued and outstanding
 (liquidation preference of $10.0 million)...............       9.2        --
                                                          ---------  ---------
Stockholders' Equity:
  Preferred stock, $.01 par value, 100,000 shares
   authorized, none issued or outstanding; 10,000 shares
   issued as Series A Preferred Stock....................       --         --
  Common stock, $.0033 par value, 250,000,000 and
   60,000,000 shares authorized, 42,868,000 and
   42,577,000 shares issued..............................       0.1        0.1
  Capital in excess of par value.........................      48.5       32.8
  Retained earnings......................................      77.1       78.5
  Cumulative translation adjustment......................      (3.9)      (1.2)
                                                          ---------  ---------
    Total stockholders' equity...........................     121.8      110.2
  Commitments and Contingencies (Note 12)................       --         --
                                                          ---------  ---------
    Total Liabilities and Stockholders' Equity........... $   475.4  $   384.4
                                                          =========  =========


          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         YEAR ENDED OCTOBER
                                                                31,
                                                        ----------------------
                                                         1997    1996    1995
                                                        ------  ------  ------
                                                        (IN MILLIONS, EXCEPT
                                                          PER SHARE DATA)
Revenues:
  License fees......................................... $303.0  $226.7  $250.0
  Client services and other............................  127.5   114.1   124.1
                                                        ------  ------  ------
    Total revenues.....................................  430.5   340.8   374.1
                                                        ------  ------  ------
Costs and Expenses:
  Cost of license fees.................................   75.3    66.9    64.9
  Cost of client services and other....................   98.3    89.0    76.8
  Sales and marketing..................................   88.5   103.8    87.6
  Research and development.............................   51.7    54.4    40.2
  General and administrative...........................   88.9    85.5    63.5
  Special charges......................................    4.9     --      --
                                                        ------  ------  ------
    Total costs and expenses...........................  407.6   399.6   333.0
                                                        ------  ------  ------
Operating income (loss)................................   22.9   (58.8)   41.1
                                                        ------  ------  ------
Gain on sale of available-for-sale securities..........    --     13.1     --
Non-operating income (expense), net....................  (21.3)   (5.7)   (0.2)
                                                        ------  ------  ------
Income (loss) before income taxes and minority
 interest..............................................    1.6   (51.4)   40.9
Provision (benefit) for income taxes...................    0.6   (18.6)   14.2
                                                        ------  ------  ------
Income (loss) before minority interest.................    1.0   (32.8)   26.7
Minority interest......................................    --      --     (0.1)
                                                        ------  ------  ------
Net income (loss)......................................    1.0   (32.8)   26.6
Preferred dividends....................................    2.4     --      --
                                                        ------  ------  ------
Net income (loss) available for common stockholders.... $ (1.4) $(32.8) $ 26.6
                                                        ======  ======  ======
Earnings (loss) per share of common stock.............. $(0.03) $(0.76) $ 0.63
                                                        ======  ======  ======
Weighted average common and equivalent shares
 outstanding...........................................   42.7    43.0    42.2
                                                        ======  ======  ======

          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED OCTOBER
                                                                31,
                                                        ----------------------
                                                         1997    1996    1995
                                                        ------  ------  ------
                                                           (IN MILLIONS)
Cash Flows From Operating Activities:
  Net income (loss).................................... $  1.0  $(32.8) $ 26.6
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
    Depreciation and amortization of property and
     equipment.........................................    9.3     9.2     7.9
    Amortization of other assets.......................   40.8    23.0    17.3
    Provision for doubtful accounts....................    3.3     9.3     3.3
    Gain on sale of available-for-sale securities......    --    (13.1)    --
    Deferred income taxes..............................   (3.1)  (14.2)   (2.6)
    Deferred revenue...................................   (2.8)   (2.5)    7.3
    Minority interest..................................    --      --      0.1
    Changes in operating assets and liabilities, net of
     acquisitions:
      Accounts receivable..............................  (42.9)   12.6   (32.3)
      Income taxes.....................................    3.4   (14.2)   12.2
      Prepaid expenses and other current assets........   (1.9)   (2.1)   (0.3)
      Miscellaneous assets.............................    2.1     2.4    (3.3)
      Accrued commissions and royalties................   (0.2)   (6.8)    0.3
      Accounts payable and other accrued liabilities...   (1.0)    8.0     1.0
      Accrued compensation and related benefits........    1.6     --      1.8
                                                        ------  ------  ------
        Net cash provided by (used in) operating
         activities....................................    9.6   (21.2)   39.3
                                                        ------  ------  ------
Cash Flows From Investing Activities:
  Purchases of property and equipment..................   (4.9)  (11.4)   (5.3)
  Software costs.......................................  (44.8)  (43.8)  (25.1)
  Investments and acquisitions, net of cash acquired...    --     (4.5)   (6.1)
  Purchase of available-for-sale securities............    --      --     (5.4)
  Proceeds from sale of available-for-sale securities..    --     23.2     --
  Proceeds from sales of assets........................    --      --      1.7
  Other................................................    --     (0.1)    0.3
                                                        ------  ------  ------
        Net cash flows used in investing activities....  (49.7)  (36.6)  (39.9)
                                                        ------  ------  ------
Cash Flows From Financing Activities:
  Amount borrowed (repaid) under bank line of credit,
   net.................................................  (46.4)   46.4     --
  Repayment of Senior Notes Payable....................  (26.0)    --      --
  Proceeds from issuance of convertible subordinated
   notes...............................................  150.0     --      --
  Proceeds from issuance of Redeemable Series A
   Preferred Stock.....................................   10.0     --      --
  Proceeds from exercise of stock options..............    1.6     2.1     4.1
  Principal payments under other financing obligations.   (2.7)   (5.7)   (3.5)
  Dividends paid.......................................    --     (4.2)   (3.2)
                                                        ------  ------  ------
        Net cash provided by (used in) financing
         activities....................................   86.5    38.6    (2.6)
                                                        ------  ------  ------
Effect of exchange rate changes on cash................   (1.2)    0.2     0.1
                                                        ------  ------  ------
Net increase (decrease) in cash and equivalents........   45.2   (19.0)   (3.1)
Cash and equivalents:
  Beginning of year....................................   38.1    57.1    60.2
                                                        ------  ------  ------
  End of year.......................................... $ 83.3  $ 38.1  $ 57.1
                                                        ======  ======  ======

          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                            UNREALIZED
                                                             GAIN ON                 TREASURY
                          COMMON STOCK  CAPITAL IN          AVAILABLE- CUMULATIVE      STOCK      TOTAL STOCK-
                          ------------- EXCESS OF  RETAINED  FOR-SALE  TRANSLATION -------------    HOLDERS'
                          SHARES AMOUNT PAR VALUE  EARNINGS SECURITIES ADJUSTMENT  SHARES AMOUNT     EQUITY
                          ------ ------ ---------- -------- ---------- ----------- ------ ------  ------------
                                                 (IN MILLIONS, EXCEPT PER SHARE DATA)
Balance October 31,
 1994...................   27.4   $0.1    $20.7     $ 91.8    $ --        $(0.8)    (0.4) $(2.5)     $109.3
Shares issued upon
 exercise of employee
 stock options..........    0.5             4.1                                                         4.1
Tax benefit of stock
 options exercised......                    2.8                                                         2.8
Dividends paid--$0.08
 per share..............                              (3.2)                                            (3.2)
Shares issued in
 business combinations..    0.2            (1.5)       0.3                           0.4    2.5         1.3
Unrealized gain on
 available-for-sale
 securities.............                                        2.5                                     2.5
Net income..............                              26.6                                             26.6
Shares issued in three-
 for-two split..........   14.0
                           ----   ----    -----     ------    -----       -----     ----  -----      ------
Balance October 31,
 1995...................   42.1   $0.1    $26.1     $115.5    $ 2.5       $(0.8)     --   $ --       $143.4
                           ----   ----    -----     ------    -----       -----     ----  -----      ------
Shares issued upon
 exercise of employee
 stock options..........    0.3             2.1                                                         2.1
Tax benefit of stock
 options exercised......                    1.2                                                         1.2
Foreign currency
 translation adjustment.                                                   (0.4)                       (0.4)
Dividends paid--$0.10
 per share..............                              (4.2)                                            (4.2)
Shares issued in
 business combinations..    0.2             3.4                                                         3.4
Sales of available-for-
 sale securities........                                       (2.5)                                   (2.5)
Net loss................                             (32.8)                                           (32.8)
                           ----   ----    -----     ------    -----       -----     ----  -----      ------
Balance October 31,
 1996...................   42.6   $0.1    $32.8     $ 78.5    $ --        $(1.2)     --   $ --       $110.2
                           ----   ----    -----     ------    -----       -----     ----  -----      ------
Shares issued upon
 exercise of employee
 stock options..........    0.3             1.6                                                         1.6
Tax benefit of stock
 options exercised......                    0.5                                                         0.5
Foreign currency
 translation adjustment.                                                   (2.7)                       (2.7)
Dividends--Redeemable
 Series A Preferred
 Stock ($20.00 per
 share).................                              (0.2)                                            (0.2)
Issuance of warrants....                    2.5                                                         2.5
Beneficial conversion
 feature of convertible
 subordinated note......                    8.9                                                         8.9
Beneficial conversion
 feature of Redeemable
 Series A Preferred
 Stock..................                    2.2       (2.2)                                             --
Net income..............                               1.0                                              1.0
                           ----   ----    -----     ------    -----       -----     ----  -----      ------
Balance October 31,
 1997...................   42.9   $0.1    $48.5     $ 77.1    $ --        $(3.9)     --   $ --       $121.8
                           ====   ====    =====     ======    =====       =====     ====  =====      ======

          See accompanying Notes to Consolidated Financial Statements.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

 Nature of operations

  System Software Associates, Inc. (the "Company" or "SSA") is a leading provider of cost-effective business enterprise information systems to the industrial sector worldwide. The Company's BPCS (Business Planning and Control System) Client/Server product line provides business process re-engineering and integration of an enterprise's operations, including multi-mode manufacturing processes, supply chain management and global financial solutions. The BPCS Client/Server product line delivers scalability, interoperability and reconfigurability in a comprehensive product suite to meet changing market demands. The distributed object computing architecture ("DOCA") of BPCS Client/Server provides the benefits of next generation technology in conformity with industry standards. The Company markets, sells and services its products to large and intermediate-sized industrial sector firms primarily through its own world-wide sales organization and to a much lesser extent, through a network of over 100 independent software companies (the "Affiliates"). The Company has strategic relationships with major computer hardware manufacturers, such as IBM, Hewlett Packard and Digital Equipment; advanced planning system software companies, such as i2; and major systems integrators, such as CAP Gemini and the Big Six consulting firms.

 Principles of consolidation

  The consolidated financial statements include the accounts of System Software Associates, Inc. and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Foreign currency translation

  The functional currencies for substantially all of the Company's foreign subsidiaries are their local currencies. The foreign subsidiaries' balance sheets are translated at the year end rates of exchange and their results of operations at weighted average rates of exchange for the year. Translation adjustments resulting from this process are recorded directly in stockholders' equity and will be included in the determination of net income (loss) only upon sale or liquidation of the subsidiaries, which is not contemplated at this time. Foreign exchange transaction gains (losses) aggregating $0.6 million, $(0.4) million, and $(0.7) million are included in general and administrative expenses for 1997, 1996, and 1995, respectively.

 Revenue recognition

  The license fees generated and related commissions earned by the independent Affiliates are included in license fees and cost of license fees, respectively. Software license fees are recognized, as required by AICPA Statement of Position 91-1, upon delivery and acceptance of the product by the end user providing that no significant vendor obligations remain and collection of the related receivable is probable. Revenues and commissions from software maintenance and HelpLine agreements are deferred and recognized ratably over the term of the contract. Client services revenues are recorded when such services are provided. Concentrations of credit risk with respect to accounts receivable are limited due to a large customer base and its geographic dispersion.

  The principal components of cost of license fees are commissions paid to independent Affiliates, hardware costs, amortization of capitalized software costs, and royalties paid to third parties. The principal components of cost of client services and other are salaries paid to the Company's client services personnel and amounts paid to independent client services professionals. Accrued Affiliate and salesman commissions are not paid until the related accounts receivable balances have been collected.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

 Property and equipment

  Property and equipment are stated at cost. Depreciation is computed using various methods over the estimated useful lives of the related assets which range from three to seven years. Leasehold improvements are amortized over the shorter of the life of the assets or related leases. Gains or losses resulting from sales or retirements are recorded as incurred, at which time related costs and accumulated depreciation are removed from the accounts. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization of property and equipment was $9.3 million, $9.2 million, and $7.9 million in 1997, 1996, and 1995, respectively.

 Software costs

  Purchased software is capitalized and stated at cost. The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86. Amortization of capitalized costs is computed on a straight-line basis using an estimated useful life of five years or in proportion to current and anticipated revenues, whichever provides the greater amortization. Capitalized software costs are summarized as follows:

                                                                  OCTOBER 31,
                                                                 --------------
                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
      Purchased software........................................ $ 10.6  $  9.5
      Internally developed software.............................  178.1   134.4
                                                                 ------  ------
                                                                  188.7   143.9
      Less--Accumulated amortization............................  (89.3)  (61.1)
                                                                 ------  ------
        Net capitalized software costs.......................... $ 99.4  $ 82.8
                                                                 ======  ======

  Amortization of capitalized software costs charged to cost of license fees aggregated $28.2 million, $20.0 million, and $14.9 million during 1997, 1996, and 1995, respectively.

 Research and development

  Research and development expenses, principally the design and development of software products (exclusive of costs capitalized under SFAS No. 86), are expensed as incurred.

 Cost in excess of net assets of acquired businesses

  The excess of cost over the fair value of the net identifiable assets of acquired businesses is amortized on a straight-line basis, typically over a seven-year period. Amortization expense was $3.1 million, $2.7 million, and $2.2 million in 1997, 1996, and 1995, respectively.

 Fair value of financial instruments

  The fair value of cash and equivalents, income taxes payable, receivables, accounts payable and accrued expenses approximates their carrying values. The fair value of public convertible subordinated notes using the quoted market price on October 31, 1997 is $136.6 million. It was not practical to determine the fair value of Redeemable Series A Preferred Stock, private convertible subordinated promissory note, and investments in associated companies at October 31, 1997 as there are no quoted market prices for these instruments.

 Derivatives

  The Company periodically enters into foreign currency contracts in order to reduce the impact of certain foreign currency fluctuations. Unrealized gains and losses on foreign currency contracts are recognized in each reporting period in the consolidated statement of operations.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

 Stock-based compensation

  The Company utilizes the intrinsic value based method of accounting for its stock-based compensation agreements.

 Earnings per share

  The loss per share for 1997 and 1996 has been computed using only the weighted average number of shares outstanding. Earnings per share for 1995 has been computed using the weighted average number of shares outstanding plus shares issuable under stock options using the treasury stock method. 1995 share amounts were adjusted for the November 28, 1995 three-for-two stock split.

 Use of estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 Statements of cash flows

  For purposes of reporting cash flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. At October 31, 1997, the Company had $50.2 million invested in money market funds, auction rate securities, commercial paper, and corporate bonds. Interest income which is included in the Company's Consolidated Statements of Operations in non-operating income (expense), net aggregated $1.3 million, $1.1 million, and $2.0 million during 1997, 1996, and 1995, respectively. Supplemental information is as follows:

                                                                  YEAR ENDED
                                                                  OCTOBER 31,
                                                                ---------------
                                                                1997  1996 1995
                                                                ----- ---- ----
                                                                 (IN MILLIONS)
      Non-cash investing and financing activities:
        Leases capitalized..................................... $ 1.7 $0.6  --
        Liabilities assumed in connection with investments and
         acquisitions..........................................   --  $1.2 $8.7
        Shares issued in business combinations.................   --  $3.4 $1.3
        Issuance of common stock purchase warrants............. $ 2.5  --   --
        Beneficial conversion features on issuance of note and
         preferred stock....................................... $11.1  --   --
      Cash paid during the year for:
        Interest............................................... $ 8.0 $4.0 $2.2
        Income taxes........................................... $ 2.4 $9.5 $5.0

NOTE 2--BUSINESS COMBINATIONS:

  During 1996 and 1995 the Company expanded its global coverage and strengthened its product offerings through various acquisitions. The Company made no acquisitions during 1997.

  The following table summarizes all acquisitions in 1996 and 1995 which were accounted for under the purchase method and, accordingly, resulted in allocations of the purchase prices to the net assets acquired based upon their estimated fair values as of the acquisition dates. The accompanying consolidated statements of

                       SYSTEM SOFTWARE ASSOCIATES, INC.

operations reflect the results of operations of the acquired companies since the acquisition dates. Proforma results of operations are not presented as the acquisitions were not significant. These transactions typically involved the Company acquiring a majority interest or additional interest in an existing independent Affiliate.

                                  YEAR ENDED OCTOBER 31,
--------------------------------------------------------------------------------------------
(IN MILLIONS)                     1996                                  1995
--------------------------------------------------------------------------------------------
                . NofTek NW, Inc. (SSA Northwest) (a)    . SSA Ontario Corporation
                . Castillo Informatica (SSA Iberica) (a) . SSA Services Pty., Ltd. (b)
                . Vector Systems Analysis                . BPCS Division of Exigent
                                                           Computer Group
                . SSA North Central (a)                  . Certain assets of Transtech, Inc.
--------------------------------------------------------------------------------------------
Aggregate con-                    $8.0                                  $6.5
 sideration
--------------------------------------------------------------------------------------------
Goodwill                          $7.2                                  $6.3
--------------------------------------------------------------------------------------------

(a) Acquired the remaining interests of 90% in SSA Northwest, 27% in SSA Iberica and 81% in SSA North Central in 1996.
(b) Acquired the remaining 15% interest in SSA Services Pty., Ltd. (SSA Australia and New Zealand) in 1995.

  During 1995, the Company issued 586,000 shares of common stock, with an aggregate fair value of $21.9 million, for all outstanding common stock of three companies: Softwright Systems Limited, a leading provider of business object technology and systems in Europe specializing in object technology, multimedia, and other leading edge applications, and two of the Company's independent affiliates, SSA Northeast and Priority Systems, Inc. The combinations were accounted for as poolings of interest. The results of operations were included in the Company's consolidated financial statements from the dates of combinations, as the operations for all periods prior to the combinations were not material in relation to the Company's consolidated financial statements.

NOTE 3--INVESTMENTS IN ASSOCIATED COMPANIES:

  In July, 1995 the Company entered into a strategic alliance relationship with Harbinger Corporation pursuant to which the Company sold its EDI software assets (net book value of $2.3 million) to Harbinger and was granted a license by Harbinger to market and sell AS/400, Unix, and PC-based EDI software products (there was no gain or loss recognized on the sale). Minimum royalties amounting to $1.4 million and $5.8 million were accrued in 1995 and paid by the Company to Harbinger during 1996. The Company received as consideration 550,000 shares of Harbinger Common Stock and 4,000,000 shares of Harbinger Zero Coupon Preferred Stock. The Zero Coupon Preferred Stock vests at the rate of up to 1,000,000 shares per year beginning in 1997 based upon achieving certain performance targets, and must be redeemed by Harbinger upon vesting for $1.00 per share in cash or, at the option of the Company, an equivalent amount of Harbinger Common Stock. In August 1995, the Company purchased an additional 450,000 shares of Harbinger Common Stock. At October 31, 1995, the investment in Harbinger Corporation Common Stock was classified as available-for-sale and reported at its fair value of $14 million. The adjustment to fair value in 1995 generated a $2.5 million unrealized gain, net of $1.4 million deferred tax and was excluded from earnings and reported in a separate component of shareholders' equity. During 1996 the Company sold all of its shares of Harbinger Common Stock. The proceeds from the sales were $23.2 million, which resulted in a gain of $8.4 million, net of $4.7 million in taxes.

  The Company also owns minority interests in several of its affiliates and accounts for these investments under the cost method if the Company owns less than 20% and the equity method if ownership is more than 20% of each associated company. The Company does not exercise control over the operations of these companies.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

NOTE 4--FINANCIAL INSTRUMENTS:

  Periodically, the Company uses forward exchange contracts for the primary purpose of reducing its exposure to fluctuations in foreign currency exchange rates. The instruments are employed to manage transactional exposure. While these financial instruments are subject to the risk that market rates may change subsequent to the acquisition of the financial instrument, such changes would generally be offset by opposite effects on the items being managed. The Company's financial instruments typically mature within three months of origination and are transacted at rates which reflect the market rate at the date of the contract.

  At October 31, 1997, the Company had no forward exchange contracts outstanding. As of October 31, 1996, the Company had forward contracts for the purchase and sale of European and other currencies, with purchases totaling $3.2 million and sales totaling $26.8 million. These contracts matured on or before November 5, 1996.

NOTE 5--LONG-TERM OBLIGATIONS:

  Long-term obligations consist of the following:

                                                                   OCTOBER 31,
                                                                   ------------
                                                                    1997  1996
                                                                   ------ -----
                                                                       (IN
                                                                    MILLIONS)
      Public convertible subordinated notes....................... $137.1 $ --
      Private convertible subordinated note.......................   12.0   --
      Multi-bank line of credit...................................    --   46.4
      Senior Notes payable........................................    --   26.0
      Notes payable and other obligations.........................    0.5   1.2
      Obligations under capital leases............................    3.4   3.6
                                                                   ------ -----
                                                                    153.0  77.2
      Less--Current maturities....................................    2.2   2.1
                                                                   ------ -----
                                                                   $150.8 $75.1
                                                                   ====== =====

 Public Convertible Subordinated Notes

  On September 12, 1997, the Company issued $138.0 million principal amount of convertible subordinated notes due September 15, 2002 bearing interest at 7% (the "Public Notes"). Interest will be paid March 15 and September 15 of each year, commencing March 15, 1998. The Public Notes are subordinated to all existing and future indebtedness of the Company.

  The Public Notes are convertible at the holders' option at any time into shares of common stock of the Company at $18.06 per share, subject to adjustments in certain events. The Public Notes are redeemable at the option of the Company after September 20, 2000 in whole, or in part at any time (103.5% beginning September 20, 2000 and 101.75% from September 20, 2001 and thereafter) plus accrued and unpaid interest. In the event that a change in control occurs, each holder of a Public Note may require the Company to repurchase all or a portion of such holders Public Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date.

  A substantial portion of the net proceeds from the sale of the notes was used to fund the retirement of the Company's line of credit and Senior Notes payable.

 Private Convertible Subordinated Note

  On March 27, 1997, the Company issued a convertible subordinated promissory note (the "Private Convertible Subordinated Note") to a strategic investor in the amount of $12.0 million, bearing interest at the prime rate plus 1% and convertible into common stock of the Company at the lesser of $3.33 per share or 80%

                       SYSTEM SOFTWARE ASSOCIATES, INC.

of the fair market value of the stock at the time of conversion. The loan maturity is three years, and the note is not convertible prior to October 1997, except in the event of prepayment. The Private Convertible Subordinated Note has a beneficial conversion feature because the fair market value of the Company's stock was in excess of its per share conversion price at the date of issuance. The value of the beneficial conversion feature of $8.9 million has been reflected as an increase to capital in excess of par value and was amortized as interest expense in 1997. The expense is included in the Company's Consolidated Statement of Operations for the year ended October 31, 1997 in non-operating income (expense), net.

 Line of Credit

  Prior to its retirement in September 1997, the Company had a $50.0 million, multi-bank line of credit which bore interest at the Prime Rate or LIBOR plus a margin. The margin on LIBOR ranged from 3/4% to 3%, and was based on the cumulative amount borrowed and the leverage ratio of the Company at the time of the borrowings. The Company was required to pay a commitment fee equal to 1/8% of the unused portion of the commitment. In addition, the agreement contained certain covenants which the Company was unable to maintain compliance with during 1996.

  In March 1997, in satisfaction of certain amendments to the line, the Company issued the line's bank group warrants to purchase an aggregate of 500,000 shares of the Company's common stock at an exercise price equal to $10.32, the common stock's fair market value on the date of issuance. The warrants are freely transferable and can be exercised at any time within the five years of the issue date (see Note 8 of Notes to Consolidated Financial Statements).

  During September 1997, borrowings under the line of credit were fully repaid from a combination of proceeds from the Series A Preferred Stock and the Public Convertible Subordinated Note offerings. The weighted average interest rate on outstanding borrowings during 1997 and 1996 were 10.38% and 7.78%, respectively. Outstanding letters of credit issued against the line of credit were $.5 million and $1.2 million as of October 31, 1997 and October 31, 1996, respectively.

 Senior Notes Payable

  Prior to their retirement in September 1997, the Company had Senior Notes payable consisting of $4 million senior notes and $22 million senior notes originally due September 15, 1997 and September 15, 1998, respectively, with original interest rates of 6.23% and 6.69%, respectively.

  The notes contained covenants including minimum net worth, fixed charge coverage and leverage ratios which, during 1996, the Company was unable to maintain compliance with and technical defaults occurred. As a result, the Senior Noteholders were issued warrants to purchase 275,000 shares of the Company's common stock under the same terms as the warrants issued to the banks as described in the line of credit note (see Note 8 of Notes to Consolidated Financial Statements).

  In September 1997, the Senior Notes payable were fully repaid from a combination of proceeds from the Series A Preferred Stock and the Public Convertible Subordinated Note offerings.

 Note Payable and Other Obligations

  At October 31, 1997, notes payable and other obligations consist of commitments made in connection with investments and acquisitions which are due in 1998.

 Capital Lease Obligations

  Capital lease obligations represent the present value of future payments under leases for transportation and data processing equipment. The recorded cost of these assets aggregated $6.5 million and $5.6 million at October 31, 1997 and 1996, respectively; accumulated amortization thereon aggregated $4.0 million and $3.4 million, respectively. Amortization of assets under capital leases is included in depreciation and amortization expense.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

  The following is a schedule of future minimum lease payments under capital lease obligations, together with the present value of minimum lease payments at October 31, 1997:

      YEAR ENDING OCTOBER 31, (IN MILLIONS)                               AMOUNT
      -------------------------------------                               ------
      1998...............................................................  $2.3
      1999...............................................................   1.1
      2000...............................................................   0.5
                                                                           ----
      Total minimum lease payments.......................................   3.9
      Less--Amount representing interest.................................   0.5
                                                                           ----
      Present value of minimum lease payments............................   3.4
      Less--Current maturities...........................................   1.7
                                                                           ----
                                                                           $1.7
                                                                           ====

  Interest expense which is included in the Company's Consolidated Statements of Operations in non-operating income (expense), net was $9.3 million, $4.7 million, and $2.2 million during 1997, 1996, and 1995, respectively.

NOTE 6--INCOME TAXES:

  Deferred income taxes arise from temporary differences between the income tax basis of assets and liabilities and their reported amounts in the consolidated financial statements.

  Pretax income (loss) from continuing operations was taxed in the following jurisdictions:

                                                                YEAR ENDED
                                                               OCTOBER 31,
                                                            --------------------
                                                            1997    1996   1995
                                                            -----  ------  -----
                                                              (IN MILLIONS)
      Domestic............................................. $ 4.0  $(57.6) $31.4
      Foreign..............................................  (2.4)    6.2    9.5
                                                            -----  ------  -----
                                                            $ 1.6  $(51.4) $40.9
                                                            =====  ======  =====

  The provision for income taxes consists of the following:

                                                               YEAR ENDED
                                                               OCTOBER 31,
                                                            -------------------
                                                            1997   1996   1995
                                                            ----  ------  -----
                                                              (IN MILLIONS)
      Current:
        Federal............................................ $1.6  $ (8.3) $ 8.9
        State..............................................  --     (2.8)   0.7
        Foreign............................................  2.1     5.3    7.2
                                                            ----  ------  -----
                                                             3.7    (5.8)  16.8
                                                            ----  ------  -----
      Deferred:
        Federal............................................ (2.9)  (11.5)  (2.8)
        State.............................................. (0.2)   (0.8)  (0.1)
        Foreign............................................  --     (0.5)   0.3
                                                            ----  ------  -----
                                                            (3.1)  (12.8)  (2.6)
                                                            ----  ------  -----
                                                            $0.6  $(18.6) $14.2
                                                            ====  ======  =====

                       SYSTEM SOFTWARE ASSOCIATES, INC.

  In addition to taxes incurred on foreign operations, the Company is subject to and includes foreign taxes on net remittances from foreign Affiliates as a component in its provision for foreign income taxes. No domestic provision has been recorded for unremitted earnings of foreign subsidiaries as it is anticipated that any U.S. income taxes on distributions of earnings not permanently reinvested will be offset by foreign tax credits.

  A reconciliation of taxes based on the federal statutory rate and the Company's actual provision is as follows:

                                                      YEAR ENDED OCTOBER 31,
                                                     --------------------------
                                                      1997      1996     1995
                                                     -------  --------  -------
                                                          (IN MILLIONS)
      Income tax at the federal statutory rate...... $   0.5  $  (18.0) $  14.3
      State income taxes, net of federal benefit....     0.2      (1.3)     0.6
      Foreign operating losses......................     2.9      (0.3)     0.6
      Research and development tax credit...........    (1.0)     (1.2)    (1.3)
      Meals and entertainment.......................     0.7       1.1      0.4
      Other, net....................................    (2.7)      1.1     (0.4)
                                                     -------  --------  -------
                                                     $   0.6  $  (18.6) $  14.2
                                                     =======  ========  =======

  The net deferred tax balance is comprised of (asset) liability:

                                                                 YEAR ENDED
                                                                 OCTOBER 31,
                                                                --------------
                                                                 1997    1996
                                                                ------  ------
                                                                (IN MILLIONS)
      Revenue (net of commissions) recognized for tax purposes
       in advance of financial reporting......................  $ (6.9) $ (3.3)
      Capitalization of software costs for financial reporting
       purposes...............................................    33.7    24.7
      Provision for doubtful accounts.........................    (4.6)   (5.0)
      Rent expense for financial reporting purposes...........    (1.1)   (1.4)
      Expense recognized for financial reporting purposes in
       advance of tax.........................................    (4.7)   (3.0)
      Deferred gain...........................................    (1.6)   (1.6)
      Domestic credit carryforwards...........................    (1.4)   (1.4)
      Foreign carryforwards...................................    (8.1)   (3.6)
      Foreign tax credit carryforwards........................   (11.0)  (11.0)
      Research and development credit carryforwards...........    (3.6)   (2.6)
      Domestic net operating loss carryforwards...............   (15.0)  (11.7)
      Valuation allowance.....................................    13.1     8.3
      Other, net..............................................    (3.2)    0.3
                                                                ------  ------
                                                                $(14.4) $(11.3)
                                                                ======  ======

  At October 31, 1997, the Company has approximately $25.0 million of foreign net operating loss carryforwards, $40.0 million of domestic net operating loss carryforwards, and $11.0 million of tax credit carryforwards and $5.0 million of domestic tax credit carryforwards. At October 31, 1997 and October 31, 1996, the Company recorded valuation allowances related to those items of $13.1 and $8.3 million, respectively. The Company recognizes certain deferred tax assets based upon Management's assessment that these assets will "more likely than not" be recognized in the future in accordance with SFAS 109, "Accounting for Income Taxes". This assessment is based primarily on estimates of future operating results.

  Of the $25.0 million of foreign net operating loss carryforwards, $12.7 million expire in varying amounts through the fiscal year ending October 31, 2004 and $12.3 million may be carried forward indefinitely. Of the

                       SYSTEM SOFTWARE ASSOCIATES, INC.

$40.0 million of domestic net operating loss carryforwards, $31.0 million expire on October 31, 2011, and $9.0 million expire on October 31, 2012. The $11.0 million of the foreign tax credit carryforwards expire in varying amounts through the fiscal year ending on October 31, 2001. Of the $5.0 million of domestic tax credit carryforwards, $1.4 million expire in varying amounts through the fiscal year ending on October 31, 2002, and $3.6 million expire in varying amounts through the fiscal year ending on October 31, 2012.

  During 1997, 1996, and 1995 certain employees disposed of shares acquired through the exercise of stock options that allowed the Company to record additional compensation expense for tax purposes measured as the difference between the fair value of the stock and the option price at the date of exercise. The aggregate tax benefit to the Company of $0.5 million, $1.2 million, and $2.8 million, respectively, has been credited to capital in excess of par value.

NOTE 7--REDEEMABLE SERIES A PREFERRED STOCK

  On August 29, 1997, the Company issued 10,000 shares of Series A Preferred Stock and 600,000 common stock purchase warrants to a private investor for $10.0 million. The shares of Series A Preferred Stock have an initial liquidation preference of $1,000 per share, increasing to $3,500 per share on or after the earliest of (i) August 22, 2003, (ii) a change in control and
(iii) certain bankruptcy events (such event, a "Trigger Event") (such liquidation preference as from time to time in effect, the "Liquidation Price"). The Series A Preferred Stock accrue dividends, payable quarterly in arrears, at an annual rate of 12% of the Liquidation Price per share, which increases to 14% of the Liquidation Price per share upon a Trigger Event. The dividend rate will increase by 4% per annum upon the occurrence and during the continuance of any payment default or certain other material defaults as described in the purchase agreement.

  The Redeemable Series A Preferred Stock has a beneficial conversion feature because the fair market value of the Company's stock was in excess of its per share conversion price at the date of issuance. The value of the beneficial conversion feature of $2.2 million was recorded as an increase to capital in excess of par value and a decrease to retained earnings (preferred dividend).

  Each share of Series A Preferred Stock is convertible at the holder's option at any time into 80.4 shares of Common Stock (subject to proportional and broad-based weighted average anti-dilution).

  The Series A Preferred Stock may be redeemed at the option of the holders thereof at any time (i) on or after August 31, 2003 or (ii) following the occurrence and continuance of a Redemption Event (as defined below) at a redemption price equal to the greater of $1,000 per share, plus accrued and unpaid dividends, or the amount that such holder would have received had such holder converted the Series A Preferred Stock into Common Stock immediately prior to the liquidation of the Company. The Series A Preferred Stock may be redeemed by the Company at any time after the occurrence of a Trigger Event at a redemption price equal to $3,500 per share, plus accrued and unpaid dividends.

  Upon the occurrence of certain events, including, payment defaults, covenant defaults in the purchase agreement, cross defaults to acceleration of other material indebtedness, bankruptcy and a change in control (each, a "Redemption Event"), the holders of the Series A Preferred Stock may require the Company to redeem their shares of Series A Preferred Stock at a redemption price equal to the greater of $1,000 per share, plus accrued and unpaid dividends or the amount that such holder would have received had such holder converted the Series A Preferred Stock into Common Stock immediately prior to the liquidation of the Company.

  For so long as at least 2,500 shares of Series A Preferred Stock are outstanding, the Company must comply with various covenants, including, without limitation, maintenance of fixed charge coverage ratios on a rolling four-quarter basis and total debt to capital, and restrictions on mergers, consolidations, sales of assets, liens, payment of dividends and other distributions to, and redemptions of, other classes of equity and limitations on the issuance of additional debt (other than the Public Convertible Subordinated Notes, up to $40.0 million in additional senior indebtedness and certain other exceptions). The Series A Preferred Stock cannot be transferred by the private investor until September 1, 1998.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

NOTE 8--COMMON STOCK PURCHASE WARRANTS:

  On March 4, 1997, the Company issued 775,000 shares of common stock purchase warrants ("Warrants") as part of amendments to the Company's Line of Credit and Senior Notes payable agreements. The Warrants are initially exercisable at $10.32 per share and may be exercised for five years from the date of issuance. The fair value of the warrants of $0.9 million was recorded as an increase to capital in excess of par value and other current assets and is being amortized over the term of the amendments.

  On August 29, 1997, the Company issued 600,000 shares of common stock purchase warrants (the "Private Warrants") to a private investor in connection with the Company's issuance of Redeemable Series A Preferred Stock. Each holder of a Private Warrant is entitled to purchase shares of Common Stock at an exercise price equal to $15.125 per share, the fair market value at the date of issuance of the warrants. The Private Warrants are exercisable at any time until August 22, 2007, but the Private Warrants and the Common Stock issuable upon the exercise thereof cannot be transferred until September 1, 1998. Following such anniversary, the Private Warrants and underlying Common Stock are immediately transferable. The fair value of the warrants of $0.8 million was recorded as an increase to capital in excess of par value and a decrease to Redeemable Series A Preferred Stock which is being accreted as preferred dividends over six years beginning the date of issuance.

  In consideration of certain financial advisory services performed during 1997, the Company agreed to sell to a financial advisor for a nominal amount warrants to purchase from the Company up to 664,452 shares of Common Stock (the "Financial Advisor Warrants"). The Financial Advisor Warrants are initially exercisable at $18.06 per share and may be exercised for a period of five years commencing on the first anniversary of the issuance of such warrants. The fair value of the warrants of $0.9 million was recorded as an increase to capital in excess of par value and a decrease to the Public Convertible Subordinated Notes which is being accreted as interest expense over five years beginning the date of issuance.

NOTE 9--STOCK OPTIONS:

  The Company has certain stock option plans and a long-term incentive plan under which options to purchase shares of the Company's common stock, stock appreciation rights, restricted stock, and cash awards may be granted to key employees and non-employees of the Company and its Affiliates. In April 1997, shareholders approved an amendment to the long-term incentive plan, increasing the aggregate number of common shares to be available for grant to 4,500,000, from a previous aggregate of 1,800,000, provided the aggregate number of common shares which may be granted in an one calendar year, to any one key employee, shall not exceed 200,000 shares. The stock option and long-term incentive plans provide that an aggregate of 9,056,250 common shares be available for grant, subject to adjustments for stock splits, stock dividends, mergers, or other changes in capitalization. Options become exercisable in varying periods (typically 5 years) and are priced by the Board of Directors, but may not be less than 50% of the fair market value of the shares at the date of grant. All options granted during 1997, 1996, and 1995 were granted at fair market value.

  The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Company's stock option plans been determined consistent with FASB Statement of Financial Accounting Standards No. 123 ("FAS 123"), the Company's net income
(loss) available to common stockholders and earnings (loss) per share of common stock would have been reduced to the pro forma amounts indicated below:

                                                                1997    1996
                                                               ------  ------
                                                               (IN MILLIONS,
                                                                EXCEPT PER
                                                                SHARE DATA)
      Net income (loss) available for common
       stockholders............................... As Reported $ (1.4) $(32.8)
                                                   Pro Forma   $ (4.0) $(33.7)
      Earnings (loss) per share of common stock... As Reported $(0.03) $(0.76)
                                                   Pro Forma   $(0.09) $(0.78)

                       SYSTEM SOFTWARE ASSOCIATES, INC.

  Under the stock option plans, the exercise price of each option equals the market price of the Company's common stock on the date of grant. For purposes of calculating the compensation cost consistent with FAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 1997 and 1996: risk free interest rate of 6.3%; expected life of 5.5 years; expected volatility of 53%; and no dividends are expected to be paid.

  The following is a summary of 1997, 1996, and 1995 stock option activity:

                            AVAILABLE                            WEIGHTED AVERAGE
                            FOR GRANT   UNEXERCISED  EXERCISABLE  EXERCISE PRICE
                            ----------  -----------  ----------- ----------------
Balance, October 31, 1994.     682,762   1,677,460     611,081        $ 7.08
                            ----------  ----------    --------        ------
Granted...................    (498,000)    498,000                      9.23
Becoming exercisable......                             338,367          6.68
Cancelled.................     154,467    (154,467)                     7.62
Exercised.................                (497,946)   (497,946)         5.93
Reflect three-for-two
 stock split..............     169,615     761,524     225,751
                            ----------  ----------    --------        ------
Balance, October 31, 1995.     508,844   2,284,571     677,253          8.19
                            ----------  ----------    --------        ------
Granted...................  (1,468,001)  1,468,001                     14.22
Becoming exercisable......                             393,822          7.52
Cancelled.................   1,384,237  (1,384,237)   (191,211)        17.71
Exercised.................                (275,906)   (275,906)         7.64
                            ----------  ----------    --------        ------
Balance, October 31, 1996.     425,080   2,092,429     603,958          8.04
                            ----------  ----------    --------        ------
Authorized................   2,700,000
Granted...................  (3,105,569)  3,105,569                      6.36
Becoming exercisable......                             403,679          4.27
Cancelled.................   1,995,296  (1,995,296)   (106,289)         9.67
Exercised.................                (290,698)   (290,698)         5.77
                            ----------  ----------    --------        ------
Balance, October 31, 1997.   2,014,807   2,912,004     610,650        $ 5.50
                            ==========  ==========    ========        ======

  The weighted-average fair values of options granted during 1997 and 1996 are $3.46 and $7.85, respectively.

  The following table summarizes information about the stock options outstanding as of October 31, 1997:

                               OPTIONS OUTSTANDING       OPTIONS EXERCISEABLE
                          ------------------------------ ---------------------
                                     WEIGHTED
                                      AVERAGE
                                     REMAINING  WEIGHTED              WEIGHTED
        RANGE OF                    CONTRACTUAL AVERAGE               AVERAGE
        EXERCISE          NUMBER OF    LIFE     EXERCISE    NUMBER    EXERCISE
         PRICES            SHARES     (YEARS)    PRICE   EXERCISEABLE  PRICE
        --------          --------- ----------- -------- ------------ --------
         $1 to 5          2,321,004     8.4       $ 5      610,450      $ 4
         $6 to 10           552,000     9.5         8          200       10
         $11 to 15           39,000     9.9        14          --        14
                          ---------     ---       ---      -------      ---
         $1 to 15         2,912,004     8.6       $ 6      610,650      $ 4
                          =========     ===       ===      =======      ===

  During 1988, the Board of Directors approved a stockholder rights plan designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. At that time, the Company declared a distribution of one right for each share of

                       SYSTEM SOFTWARE ASSOCIATES, INC.

common stock outstanding (effected as a stock dividend) to stockholders of record as of May 5, 1988, and generally to shares issuable under the Company's stock option plans. Each right entitles the registered holder to purchase from the Company one share of common stock at a purchase price of $47. Each right is exercisable ten days after the acquisition of 20% or more of the Company's voting stock, or the commencement of a tender or exchange offer under which the offered would own 30% or more of the Company's stock.

  In the event of a proposed takeover satisfying certain additional conditions, the rights could be exercised by all holders other than the takeover bidder at an exercise price of half of the current market price of the Company's common stock. This would have the effect of significantly diluting the holdings of the takeover bidder. These rights expire on May 3, 1998.

NOTE 10--EMPLOYEE STOCK PURCHASE PLANS:

  On October 1, 1997 the Company established Qualified and Non-Qualified Employee Stock Purchase Plans ("Stock Purchase Plans") for all eligible U.S. employees. An aggregate of 2.0 million shares of the Company's common stock (subject to adjustments for stock splits, dividends or other relevant changes in the Company's capitalization) may be sold pursuant to the Stock Purchase Plans. The Stock Purchase Plans enable employees to purchase, through payroll deductions, the Company's common stock at the lesser of 90% (subject to adjustment, but not less than 85%) of the market value on the first day of each month or the market value on the purchase date.

NOTE 11--FOREIGN INFORMATION:

  Information regarding geographic areas for the years ended October 31, 1997, 1996, and 1995 is as follows:

                               UNITED    EUROPE
                               STATES  MIDDLE EAST OTHER   ELIMINATIONS TOTAL
                               ------  ----------- ------  ------------ ------
                                               (IN MILLIONS)
Year Ended October 31, 1997
  Sales to unaffiliated
   customers.................. $208.8    $160.3    $122.3     $(60.9)   $430.5
  Operating income............ $ 30.0    $(16.9)   $  9.8               $ 22.9
  Identifiable assets......... $304.6    $118.5    $117.3     $(65.0)   $475.4
                               ======    ======    ======     ======    ======
Year Ended October 31, 1996
  Sales to unaffiliated
   customers.................. $164.9    $113.8    $ 95.0     $(32.9)   $340.8
  Operating income............ $(17.4)   $(26.6)   $(14.8)              $(58.8)
  Identifiable assets......... $234.9    $ 98.6    $107.2     $(56.3)   $384.4
                               ======    ======    ======     ======    ======
Year Ended October 31, 1995,
  Sales to unaffiliated
   customers.................. $173.7    $148.1    $ 92.0     $(39.7)   $374.1
  Operating income............ $ 28.5    $  9.3    $  3.3               $ 41.1
  Identifiable assets......... $225.2    $130.2    $ 87.3     $(49.5)   $393.2
                               ======    ======    ======     ======    ======

  The sales and operating income (loss) amounts reflected above include intercompany royalties, which are eliminated.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

  United States sales by geographical areas during the years ended October 31, 1997, 1996, and 1995 are as follows:

                                                    FOREIGN
                                       ---------------------------------
                                         EUROPE     ASIA      CANADA
                         UNITED STATES MIDDLE EAST PACIFIC LATIN AMERICA TOTAL
                         ------------- ----------- ------- ------------- ------
                                             (IN MILLIONS)
Year Ended October 31,
 1997...................    $151.6        $37.9     $14.7      $4.6      $208.8
Year Ended October 31,
 1996...................    $143.1        $13.0     $ 4.3      $4.5      $164.9
Year Ended October 31,
 1995...................    $147.3        $14.3     $ 5.4      $6.7      $173.7

NOTE 12--COMMITMENTS AND CONTINGENCIES:

  The Company leases its office space and certain equipment under noncancelable operating leases that expire at various dates through 2015. Rent expense under such leases aggregated approximately $25.4 million, $24.1 million, and $15.7 million during 1997, 1996, and 1995, respectively. Minimum annual rental commitments under noncancelable operating leases for periods subsequent to October 31, 1997 are as follows: $21.6 million in 1998, $15.1 million in 1999, $11.9 million in 2000, $9.8 million in 2001, and $9.7 million in 2002 and $43.8 million in 2003 and thereafter.

  On August 20, 1997, the Company terminated its engagement of the managing underwriter of its then-pending public offering of convertible notes and concurrently elected not to proceed with its private offering of securities to a group of private investors led by Bain Capital, Inc. (the "Bain Investors"). On August 27, 1997 in the Superior Court of Massachusetts, certain of the Bain Investors filed a complaint against the Company, Roger E. Covey, the Company's Chief Executive Officer, and Hambrecht & Quist LLC, one of the successor representatives of the underwriters in the public offering. For the year ended October 31, 1997, $3.2 million was recorded as a special charge in the Company's Consolidated Statement of Operations related to this lawsuit. In January 1998, the Company settled the Bain Investors' lawsuit (see Note 13 below).

  In January 1997, class action lawsuits against the Company and certain of its officers were filed in state court in Illinois and in the federal court in Chicago, Illinois. The state court action alleges damages to persons who purchased the Company's Common Stock during the period from November 21, 1994 through January 7, 1997 arising from alleged violations of the Illinois securities laws and associated statutory and common law. The federal actions allege damages to persons who purchased the Company's Common Stock during the period from August 22, 1994 through January 7, 1997 arising from alleged violations of the federal securities laws and associated common laws. The lawsuits name the Company and several of its officers and directors as defendants, and allege violations of securities laws, fraud and negligence, stemming from circumstances which resulted in the restatement of the Company's financial statements for 1994 and 1995. The complaints do not specify the amounts of damages sought.

  The Company has executed a settlement agreement with the class plaintiffs in the Illinois state court action titled Steinberg v. SSA, 97 CH 287 (the "Settlement"). The presiding judge in the Illinois case approved the Settlement on September 30, 1997. Pursuant to the settlement, the Company paid $1.7 million in cash and a director and officer defendant contributed 100,000 shares of Common Stock. The $1.7 million is recorded in the Company's Consolidated Statement of Operations for the year ended October 31, 1997 as a special charge. Certain individual objectors to the Settlement filed a Notice of Appeal on October 17, 1997. There can be no assurance that the Settlement will not be overturned or that it will legally bar the federal claims described above. In addition, even if the Settlement bars the federal claims as described above, because the class period of the federal claims is slightly larger than the class period of the state claim and one defendant was named in the federal action that was not a defendant in the State action, the Settlement may not result in the dismissal of the entire federal action. The failure to achieve a dismissal of either of these actions or the failure to settle them on sufficiently advantageous terms could have a material adverse effect on the business, operating results and financial condition of the Company.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

  The Company is also subject to other legal proceedings and claims which arise in the normal course of business. Although the outcome of these proceedings cannot be determined with certainty, management believes that the final outcomes of these proceedings should not have a material adverse effect on the Company's operations or financial position.

NOTE 13--SUBSEQUENT EVENTS (UNAUDITED):

  During January 1998 the $12.0 million convertible subordinated note was converted into 3.6 million shares of common stock.

  In January 1998, the Company settled the Bain Investors' lawsuit as described in Note 12. Pursuant to the settlement, the Company paid the Bain Investors approximately $3.65 million and issued to certain of the Bain Investors warrants to purchase an aggregate of 300,000 shares of the Company's Common Stock, which warrants are exerciseable at $9.6875 per share, the fair market value as of the date of settlement.

                       CHANGE IN CERTIFYING ACCOUNTANTS

  1. NOVEMBER 8, 1996 FORM 8-K.

  On November 8, 1996, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission (the "SEC") containing the following information (the "First November 8-K"):

  In a letter dated November 1, 1996, System Software Associates, Inc. (the "Company") dismissed Price Waterhouse LLP ("PW") as the Company's principal independent accountant. The decision to dismiss PW was approved by the Company's Board of Directors upon recommendation by the Company's Audit Committee of the Board of Directors.

  PW's reports on the Company's consolidated financial statements for each of the fiscal years ended October 31, 1994 and 1995 did not originally contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to audit scope or accounting principles. However, in a letter dated November 4, 1996, PW notified the Company that it was withdrawing its opinions on the Company's consolidated financial statements for each of Fiscal 1994 and 1995. In a November 1 letter to the Company (received after the Company had dismissed PW), PW advised the Company of PW's conclusion that facts existed at the time of the initial recognition of revenue on three contracts which, had they been known at the time, would have caused PW to object to the Company's accounting position on such contracts. PW further concluded that these were material matters which would have to be corrected through restatement of the Company's fiscal 1994 and 1995 financial statements.

  With respect to fiscal 1994, PW advised the Company that the revenue relating to one material contract should not have been recognized in fiscal 1994. With respect to fiscal 1995, PW advised the Company that revenue from two Latin America contracts with one customer should not have been recognized in 1995. In addition, PW advised the Company that income recognized from the last two payments of a four installment payment contract executed in fiscal 1995, for which recognition had earlier been deemed by PW to be immaterial, would become material as a result of the restatement relating to the two Latin America contracts described above.

  In PW's Report on 1995 Examination to the Company, dated February 27, 1996 (the "Report on 1995 Examination"), PW indicated that it expanded the scope of its Fiscal 1995 audit in response to a variety of factors and events relating to the Company's business evolution. However, PW's audit report on the Company's fiscal 1995 financial statements did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to accounting principles. Moreover, in the Report on 1995 Examination, PW advised the Company's Board of Directors and Audit Committee that there were no disagreements with the Company's management with respect to the fiscal 1995 financial statements.

  At the August 21, 1996 meeting of the Audit Committee of the Company's Board of Directors (the "August Meeting"), PW and the Company's management discussed the applicable criteria for recognizing revenue on a contract executed in the third quarter of fiscal 1996 and confirmed that revenue was not to be recognized on that contract at that time. PW has informed the Company that these discussions should be characterized as a "disagreement," however the Company does not believe this characterization is accurate.

  At the August Meeting, PW also advised the Company that PW would need to expand its audit procedures for the Company's fiscal 1996 audit due to weaknesses in the Company's internal controls relating to revenue recognition. PW elaborated on these matters in an August 30, 1996 letter (the "August Letter"), wherein PW informed the Company of what PW considered to be two areas of "material weakness" where internal controls necessary for the Company to develop reliable financial statements did not exist. All of the matters recited in the August Letter had previously been raised by PW as recommendations (but not as "material weaknesses") in the Report on 1995 Examination. The Company has been working diligently to address each of these matters and the Company believes that at this time all of these matters have either been completed or are in the process of completion. In its November 1 letter to the Company, PW acknowledged the Company's efforts to address these matters. The Company believes that the measures being taken to address PW's recommendations will eliminate the "material weaknesses" specified in PW's August Letter.

  In its November 1 letter, PW advised the Company that the weaknesses in internal controls and management's positions with respect to the fiscal 1994 and 1995 contracts discussed above had caused PW to believe that it was no longer able to rely on management's representations and that significantly expanded audit procedures would be required for future audit work. In addition, PW advised the Company in its November 1 letter that it did not intend to stand for reappointment as the Company's independent accountants in connection with the examination of the Company's fiscal 1997 financial statements.

  Except for the matters described above, the Company is not aware of any other "disagreements" between the Company and PW, or any other "reportable events" as defined in Item 304 of Regulation S-K, during fiscal 1994 or 1995 or the interim period preceding the Company's dismissal of PW.

  The Company's senior executive officers and members of the Audit Committee of the Company's Board of Directors have participated in discussions with PW concerning the specific contracts and internal controls matters described above. However, PW has not discussed the contents or conclusions of its November 1 letter with management or the Audit Committee.

  The Company has authorized PW to respond fully to any and all inquiries made by KPMG Peat Marwick LLP, which the Company has requested to become its independent accountants, concerning the subject matter of each of the matters described above.

  The Company has provided PW with a copy of this Form 8-K and has requested PW to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter will be filed as an exhibit to an amendment to this Form 8-K pursuant to Item 304(a)(3) of Regulation S-K.

  2. NOVEMBER 15, 1996 8-K AMENDMENT.

  On November 15, 1996, the Company filed a Form 8-K/A with the SEC to amend the First November 8-K by adding the following correspondence:

                                                              November 14, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

System Software Associates, Inc.

  We have read the Company's Form 8-K dated November 1, 1996 and are in agreement with the statements contained in Item 4 except that, due to a lack of direct knowledge, Price Waterhouse LLP ("PW") is not in a position to agree, disagree or comment upon the following statements: (1) the Company's statement in the second paragraph of Item 4 that PW's November 1 letter was "received after the Company had dismissed PW," and (2) the Company's statement in the sixth paragraph of Item 4 that the Company believes its efforts to address the material weaknesses in its internal controls "have either been completed or are in the process of completion." Further, PW does not comment on the contents of the press releases filed as Exhibits 20.1 and 20.2 to the Company's Form 8-K.

                                          Yours very truly,

                                          /s/ Price Waterhouse LLP
                                          Price Waterhouse LLP

  3. NOVEMBER 19, 1996 8-K.

  On November 19, 1996, the Company filed a Current Report on Form 8-K, dated November 12, 1996, containing the following information:

  On November 12, 1996, the Company engaged KPMG Peat Marwick LLP ("KPMG") to become the Company's new principal accountants. The decision to retain KPMG was approved by the Company's Board of Directors upon recommendation by the Company's Audit Committee of the Board of Directors.

  On November 6, 1995, the Company had engaged KPMG to review the application of accounting principles to a four-installment software contract executed by the Company in 1995. However, this engagement was discontinued after a very brief period without KPMG rendering any report, conclusion or advice as to such contract.

  On September 17, 1996, the Company engaged KPMG to review the Company's internal controls, principally including those over the contracting process, with the objective of providing observations and recommendations for improving those controls, but not the rendering of any opinion. This particular engagement is in process and no recommendations have been made to date.

  The Company has requested KPMG to furnish a letter addressed to the Commission stating whether KPMG agrees with the above statements. A copy of such letter is filed as an exhibit hereto.

                  Exhibit 16.1 to November 19, 1996 Form 8-K

                                                              November 18, 1996

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

RE: System Software Associates, Inc.

  We have read System Software Associates, Inc.'s statements under Item 4 of its Form 8-K dated November 12, 1996, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the decision to retain us was approved by the Company's Board of Directors upon recommendation of the Company's Audit Committee of the Board of Directors.

                                          Very truly yours,

                                          /s/ KPMG Peat Marwick LLP

  4. DECEMBER 11, 1996 8-K.

  On December 11, 1996, the Company filed a Current Report on Form 8-K containing the following information:
  On December 4, 1996, the Company engaged Price Waterhouse LLP ("PW") to audit the Company's financial statements for the fiscal years ended October 31, 1994 and 1995. The decision to retain PW was approved by the Company's Board of Directors upon recommendation by the Company's Audit Committee of the Board of Directors.

  Prior to November 1, 1996, PW had been the Company's principal independent accountants. On November 12, 1996 (as confirmed by letter dated November 25,
1996), the Company engaged KPMG Peat Marwick LLP as the Company's new principal independent accountants, commencing with the audit of the Company's financial statements for the fiscal year ended October 31, 1996.

  Since the Company's dismissal of PW on November 1 (as described in the Form 8-K filed by the Company on November 8, 1996), the Company has not consulted with PW on the application of accounting principles to any specific transaction, as to the type of audit opinion that might be rendered on the Company's financial statements or as to any matter that was the subject of a dispute or a reportable event.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                            500 WEST MADISON STREET
                            CHICAGO, ILLINOIS 60661

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Roger E. Covey and Joseph J. Skadra as Proxies, each of them with the power to appoint their substitutes, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock, $0.0033 par value per share, of System Software Associates, Inc., a Delaware corporation (the "COMPANY"), held of record by the undersigned on March 2, 1998 at the Annual Meeting of Stockholders to be held on Tuesday, April 14, 1998, or any adjournment thereof.

              Election of Directors, Nominees:
              Nominees are: Roger E. Covey, Casey G.
              Cowell, Andrew J. Filipowski, Douglas P.
              Smith, William M. Stuek, and William N.
              Weaver, Jr.
P R O X Y
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                  SEE REVERSE
                                      SIDE
                              FOLD AND DETACH HERE

Please mark your votes as in this example.
                                                                            4933
 X
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN
BY THE UNDERSIGNED STOCKHOLDER. IF NO SELECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSED SLATE OF DIRECTORS.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ENTIRE SLATE.
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                                      FOR
                                    WITHHELD
1. Election of Directors
                                 (see reverse)
2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof.
For, except vote withheld from the following nominee(s):
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Change of Address/Comments on Reverse Side
DATED: ___________________________________________________________________, 1998
Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If as a corporation, please sign in full corporate name by President or other authorized officer. If as a partnership, please sign in full partnership name by authorized person.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT JOSEPH J. SKADRA AT THE COMPANY AT (312) 258-6000.

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                                   Signature

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                          Signature (if held jointly)
                             FOLD AND DETACH HERE